UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AVANTOR, INC.

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Message from our Chairman

Dear Fellow Stockholders:

On behalf of the Board of Directors of Avantor, Inc., our senior management team and all of our employees, we are pleased to invite you to the 2020 Annual Meeting of Stockholders to be held on Thursday, May 7, 2020 at 11:00 a.m., Eastern Daylight Time. This year’s Annual Meeting will be a completely “virtual meeting,” conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVTR2020. Participants will need the 16-digit control number included on their proxy card to gain access to the meeting. You will not be able to attend the 2020 Annual Meeting in person.

Avantor is among the most recognized and trusted global providers of products and services to the life sciences and advanced technology industries. From discovery to delivery, our portfolio is used in virtually every stage of the most important research, development and production work our customers do. Our mission of setting science in motion inspires our global team of more than 12,000 associates every day. We are well-positioned to further enable innovation and scientific breakthroughs that help our life science customers dramatically improve patient outcomes.

We are proud of our accomplishments in 2019. We completed the largest healthcare initial public offering in U.S. history and met the increased challenges of being a public company. We posted organic net sales growth of 5.1%, de-levered our balance sheet from 7.0x to 4.6x, increased unlevered free cash flow 23.9% to $607.3 million, and posted a 61.8% increase in our Adjusted EPS to $0.58. This strong performance was the direct result of the continued execution of our long-term strategy.

At the meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also review the Company’s major 2019 developments and answer your questions about our business.

As stated in this year’s Notice of Annual Meeting and Proxy Statement, we will vote on the election of three directors to serve two-year terms expiring in 2022 and the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm. We will also conduct non-binding advisory votes to approve the compensation of the Company’s named executive officers and the frequency with which we will conduct the advisory votes on named executive compensation.

Your vote is very important. Whether or not you plan to attend in person, we encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

On behalf of our Board of Directors and management team, thank you for your continued trust in Avantor and your investment in our business.

Sincerely,

Rajiv Gupta

Chairman

Notice of 2020 Annual Meeting of Stockholders

Thursday, May 7, 2020 11:00 a.m. Eastern Daylight Time	Online Virtual Meeting at www.virtualshareholdermeeting.com/AVTR2020

VIRTUAL STOCKHOLDERS MEETING

The Annual Meeting of Stockholders (“Annual Meeting”) of Avantor, Inc. (“Avantor” or the “Company”) on Thursday, May 7, 2020 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting”, conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVTR2020. Participants will need the 16-digit control number included on their proxy card to gain access to the meeting. Stockholders of record of Avantor common stock at the close of business on March 23, 2020 are entitled to vote online during the meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2020 when you enter your 16-Digit Control Number. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the 2020 Annual Meeting of Stockholders.

The purposes of the meeting are:

1.	to elect three directors to serve two-year terms expiring at the 2022 annual meeting of the stockholders;
2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020;
3.	to approve, on an advisory basis, named executive officer compensation;
4.	to approve, on an advisory basis, the frequency of the advisory approval of named executive officer compensation; and
5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2019 Annual Report on Form 10-K.

The attached proxy statement provides a summary of the items to be voted on at the Annual Meeting and then a more detailed look at our board of directors and executive compensation.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting. Whether or not you plan to attend via live audio webcast, we hope you will vote as soon as possible. Your proxy materials include instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, or other similar entity, please follow their instructions.

On behalf of Avantor’s Board of Directors,

Justin Miller

Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 8, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2020: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement and Avantor’s 2019 Annual Report on Form 10-K before voting.

2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	11:00 a.m. Eastern Daylight Time, May 7, 2020

Location:	Online “virtual meeting” at www.virtualshareholdermeeting.com/AVTR2020. Stockholders will need to enter their 16-digit control number included on their proxy card in order to participate.

Record Date:	March 23, 2020

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

How to Cast Your Vote Before the Virtual Annual Meeting

Your vote is important! Please cast your vote and play a part in the future of Avantor. You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card available and follow the instructions. Voting by proxy will be accepted until 11:59 p.m. (EDT) on May 6, 2020.

Internet Before the Annual Meeting at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card

Voting at the Virtual Annual Meeting

You are entitled to vote at the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was March 23, 2020, or you hold a valid proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AVTR2020 during the meeting. You will need your 16-digit control number included on your proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions as described above in advance of the meeting so that your vote will be counted if you later decide not to participate in the online meeting.

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MEETING AGENDA AND VOTING RECOMMENDATIONS

		Board Vote Recommendation	Page Reference (for more detail)
Item 1 –	Election of Three Directors to Serve Two-Year Terms Expiring in 2022	✓ FOR Each Nominee	6
Item 2 –	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2020	✓ FOR	25
Item 3 –	Advisory Approval of Named Executive Officer Compensation	✓ FOR	28
Item 4 –	Advisory Vote on the Frequency of the Advisory Approval of Named Executive Officer Compensation	✓ 1 Year	29

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests.

✓	Separate Chairman and CEO roles

✓	Regular Executive Sessions of Independent Directors

✓	Risk Oversight by the Full Board and its Committees

✓	Annual Board and Committee Self-Evaluations

✓	Policies Prohibiting Short Sales, Hedging, Margin Accounts and Pledging

✓	Elimination of classified board by 2022

Our corporate governance practices are described in greater detail in the “Corporate Governance” section.

Avantor 2020 Proxy Statement	3

BOARD NOMINEES

Avantor’s Board of Directors has 10 members divided into three classes. As stated in our second amended and restated certificate of incorporation, at the first and second annual meetings of stockholders, successors to the class of directors whose term expires at such annual meeting will be elected for a term expiring at the third annual meeting of stockholders. From and after the third annual meeting of stockholders, there will only be one class of directors, with each director serving one-year terms expiring at the next annual meeting of stockholders.

The following table provides summary information about each Class I director nominee standing for re-election to the Board for a two-year term expiring in 2022.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Juan Andres	55	2019	Chief Technology and Quality Officer, Moderna, Inc.	Yes	Audit
Andre Moura	38	2015	Managing Director, New Mountain Capital, LLC	No	Audit
Jonathan Peacock	62	2017	Non-Executive Chairman, Arix Bioscience PLC	Yes	Audit (Chair) Nominating & Governance

SELECT PERFORMANCE HIGHLIGHTS

2019 saw the continued expansion of our position as a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. We did this by expanding our relationships with our global strategic customers, developing new products and services, increasing sales of proprietary products, opening a new innovation center, expanding our manufacturing capabilities and continuing the globalization of our best practices. In 2019 we delivered:

•	Largest healthcare Initial Public Offering in U.S. history.
•	Net sales of $6.04 billion, up 5.1% on an organic basis.
•	Net income of $37.8 million, adjusted EBITDA of $1.03 billion, up 9.1%.
•	Diluted GAAP EPS of $(0.84), adjusted EPS of $0.58, up 61.8%.
•	Operating Cash Flow of $354.0 million, up 76%; unlevered free cash flow of $607.3 million.
•	Earned credit rating upgrades from S&P and Moody’s.

In addition, we strengthened our balance sheet by lowering our net leverage ratio to 4.6X at the end of 2019, compared to 7.0X at the end of 2018. Our strengthened balance sheet significantly lowers our interest burden and increases our financial flexibility as we move forward.

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See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

EXECUTIVE COMPENSATION HIGHLIGHTS

As part of its review of our executive compensation program prior to the initial public offering, the Compensation and Human Resources Committee confirmed several longstanding Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

What we have	What we don’t have

✓  Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓  Long-term objectives aligned with the creation of stockholder value

✓  Market comparison of executive compensation against a relevant peer group

✓  Robust stock ownership guidelines

✓  Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓  Compensation recovery (“clawback”) policy for our equity based long-term incentive program

×   No hedging or short sales of Company stock, or pledging of Company stock except in limited circumstances with pre-approval

×   No multi-year employment contracts

×   No option grants below 100% fair market value

×   No excessive severance benefits upon a change of control

×   No multi-year employment contracts

×   No repricing of underwater stock options under our long-term incentive plan

×   No excessive perquisites or benefits to executives

×   No guaranteed equity or bonuses

×   No gross-up of excise taxes upon change in control

Avantor 2020 Proxy Statement	5

Item 1 Election of Directors

The Board is currently divided into three classes designated Class I, Class II and Class III. Class I directors are currently serving a term expiring at the Annual Meeting. Class II directors are currently serving a term expiring at the 2021 Annual Meeting and Class III directors are currently serving a term expiring at the 2022 Annual Meeting. At this Annual Meeting and the 2021 Annual Meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the 2022 Annual Meeting. From and after the 2022 Annual Meeting, directors will constitute one class and be elected for a one-year term expiring at the next annual meeting of stockholders.

The number of authorized directors is currently eleven and may be changed by resolution of the Board of Directors. Messrs. Gupta, Connolly, Holt and Moura, as well as Ms. Natauri, were selected as directors pursuant to the nomination rights granted to Affiliates of New Mountain Capital and Affiliates of Goldman Sachs. See “Certain Relationships and Related Person Transactions—Arrangements with affiliates of New Mountain Capital, PSP and affiliates of Goldman Sachs.” Mr. Connolly will not stand for re-election at the Annual Meeting in accordance with the terms of the stockholders agreement.

In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee assesses the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information and the Director Skills Matrix set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board expects that each of the nominees listed below will be available for election as a director. However, if one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for any substitute nominees as the Board may nominate. If a nominee is not available for election or is otherwise unable to serve as a director, the Board may reduce its size or choose a substitute nominee.

The following biographies describe the business experience of each director nominee standing for re-election. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board of Directors’ collective qualifications, skills and experience.

The Board of Directors unanimously recommends a vote “FOR” ITEM 1, the election of each of Juan Andres, Andre Moura and Jonathan Peacock to the Board for a two-year term expiring in 2022.

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CLASS I DIRECTOR NOMINEES TO SERVE FOR A TWO-YEAR TERM EXPIRING IN 2022

Juan Andres Director since: 2019 Age: 55 Committees: Audit & Finance

Mr. Andres has served on our Board since September 2019 and is currently a member of the Audit and Finance Committee. Mr. Andres is the Chief Technology and Quality Officer for Moderna, Inc., a clinical stage biotechnology company, a position he has held since August 2017. From 2005 to 2017, Mr. Andres served in several leadership positions at Novartis AG, a global healthcare company, most recently serving as the Global Head of Technical Operations (Manufacturing and Supply Chain) and before that as Group Novartis Quality Head, Global Head of Technical Research and Development, and Global Pharmaceuticals Operations Head. Prior to 2005, Mr. Andres spent 18 years at Eli Lilly Company, a global healthcare company, serving in a variety of leadership positions. Mr. Andres serves on the board of directors of Evelo Biosciences, Inc. Mr. Andres holds a masters’ degree in Pharmacy from Alcala de Henares University in Madrid, Spain and has completed an advanced development program at the London Business School.

Experience and Qualifications: Mr. Andres’ extensive experience in pharmaceutical manufacturing, supply chain and technical research, along with his independence, make him a valuable member of our Board.

Andre Moura Director since: 2015 Age: 38 Committees: Audit & Finance

Mr. Moura has served on our Board since 2015 and is currently a member of the Audit and Finance Committee. Mr. Moura is a Managing Director at New Mountain Capital, LLC, a private equity investment firm based in New York, New York. Prior to joining New Mountain in 2005, Mr. Moura worked at McKinsey & Company, a management consulting firm, from 2003 to 2005, where he helped to advise companies across various industries. He currently serves as a director of Aceto, Alteon Health, Bellerophon Therapeutics, Gelest, ILC Dover, Sparta Systems and Topix Pharmaceuticals. In the past five years, Mr. Moura also served as a director of NuSil Technology LLC, ACA Compliance Group and Medical Specialty Distributors. He received his A.B. in Computer Science from Harvard College and his M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Moura was designated as a director nominee pursuant to the Investor Rights Agreement between Avantor and New Mountain Partners III L.P. See “Corporate Governance—Certain Relationships and Related Person Transactions—Investor rights agreement” for more information.

Experience and Qualifications: Mr. Moura’s experience as a Managing Director of New Mountain Capital, board and advisory experience with other companies in the life sciences’ industry and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board.

Avantor 2020 Proxy Statement	7

Jonathan Peacock Director since: 2017 Age: 62 Committees: Audit & Finance (Chair) Nominating & Governance

Mr. Peacock has served on our Board since 2017 and currently is the Chair of the Audit and Finance Committee and a member of the Nominating and Governance Committee. Mr. Peacock has been the Chairman of Arix Bioscience PLC, a global health and life sciences specialist investor in medical innovation, since 2016. From June 2014 to November 2016, Mr. Peacock served as the Chairman and Chief Executive Officer of Bellerophon Therapeutics, Inc., a clinical stage biotherapeutics company, and has served as Chairman since 2016. Prior to that time, Mr. Peacock served as the Chief Financial Officer of Amgen Inc, a biopharmaceutical company, from September 2010 to January 2014. Mr. Peacock was the Chief Financial and Administrative Officer of the Pharmaceuticals Division of Novartis AG, a global healthcare company, from November 2005 to September 2010. Mr. Peacock also serves as a director of Genmab A/S, where he is a member of the Audit and Finance Committee and the Compensation Committee. In the past five years, Mr. Peacock served as a director of Kite Pharma where he was the chair of the Audit and Finance Committee. Mr. Peacock earned a M.A. in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

Experience and Qualifications: Mr. Peacock’s prior senior leadership experience at several companies, including as chief executive officer and chief financial officer, current and past experience as a board member at other companies and his expertise in finance, strategy international business transactions, mergers and acquisitions and financial accounting (including qualification as an audit committee financial expert), along with his independence, make him a valuable member of our Board.

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OTHER MEMBERS OF THE BOARD OF DIRECTORS

Set forth below are the biographies of the continuing directors who are not nominees for election at this Annual Meeting of Stockholders. Matthew Holt, Christi Shaw, and Rakesh Sachdev are Class II directors whose initial terms will expire in 2021. Rajiv Gupta, Michael Stubblefield, and Jo Natauri are Class III directors whose initial terms will expire in 2022. Following the biographical information for each director, we have listed the specific experience and qualifications of that director that strengthen the Board’s collective qualifications, skills and experience.

Matthew Holt Director since: 2010 Age: 43 Committees: Compensation & Human Resources (Chair)

Mr. Holt has served on our Board since 2010 and is currently the Chair of the Compensation and Human Resources Committee. Mr. Holt is a Managing Director of New Mountain Capital, LLC, a private equity investment firm based in New York, New York. He serves as the Deputy Head of Private Equity at New Mountain and focuses on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. He previously worked in the Mergers and Acquisitions Group at Lehman Brothers, a financial services firm, from 1999 to 2001. He currently serves as Lead Director or Chairman of CIOX Health, Cytel, emids, Ontario Systems, Revint Solutions, Signify Health, W20 and Zep, Inc. He also serves as a director of Aceto, Topix Pharmaceuticals, Gelest and TRC Companies. Mr. Holt has previously served as Lead Director of Bellerophon Therapeutics, Inc., Convey Health Solutions, Inc., Equian LLC, Ikaria, Inc., Nusil Technology LLC, and Director of MailSouth. Mr. Holt earned an A.B. in English and American Literature and Language from Harvard College.

Experience and Qualifications: Mr. Holt’s experience as a Managing Director of New Mountain Capital, board and advisory experience with other companies in the healthcare industry and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board.

Christi Shaw Director since: 2018 Age: 53 Committees: Compensation & Human Resources Nominating & Governance

Ms. Shaw has served on our board since November 2018 and is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee. Ms. Shaw is the Chief Executive Officer of Kite, a Gilead company specializing in the development of cancer immunotherapies, a position she has held since July 2019. From April 2017 to June 2019, Ms. Shaw served as Senior Vice President of Eli Lilly Company, a global healthcare company, and President of Lilly Bio-Medicines, the business within Eli Lilly Company that comprises neuroscience and immunology. From 2014 to 2016, Ms. Shaw served as U.S. country head and President of Novartis Pharmaceutical Corporation, a global healthcare company, and from 2010 to 2014 as North American region head of Novartis Oncology. Prior to 2010, Ms. Shaw held several leadership positions at Johnson & Johnson, Inc. Ms. Shaw also serves as an executive board member of the Biotechnology Innovation Organization and is the co-founder of the More Moments More Memories Foundation to assist people with cancer and their caregivers. Ms. Shaw holds a B.B.A. in Marketing from Iowa State University and an M.B.A. from the University of Wisconsin.

Experience and Qualifications: Ms. Shaw’s extensive senior leadership experience within the healthcare industry and service as a Board Member of a large biotechnology trade organization, along with her independence, make her a valuable member of our Board.

Avantor 2020 Proxy Statement	9

Rakesh Sachdev Director since: 2019 Age: 64 Committees: Audit & Finance Compensation & Human Resources

Mr. Sachdev has served on our Board since April 2019 and is a member of the Audit and Finance Committee and the Compensation and Human Resources Committee. Mr. Sachdev previously served as Chief Executive Officer of Platform Specialty Products (which changed its name to Element Solutions Inc. in January 2019) from January 2016 to 2019. Prior to joining Element Solutions Inc. in January 2016, Mr. Sachdev served as Chief Executive Officer and as a director at Sigma-Aldrich Corporation, a chemical, life science and biotechnology company, where he had been President and Chief Executive Officer since 2010. He joined Sigma-Aldrich as Chief Financial Officer in 2008, taking on the additional role of Chief Administrative Officer in 2009 with direct oversight of the international business. Mr. Sachdev serves as chairman of the board of Regal-Beloit Corporation and as a director of Element Solutions Inc. and Edgewell Personal Care Company. Mr. Sachdev earned an M.B.A. from Indiana University, a Masters in Mechanical Engineering from the University of Illinois and a Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi.

Experience and Qualifications: Mr. Sachdev’s extensive senior management and public company board experience within the life sciences and manufacturing industries, and his experience in the areas of finance, strategy and international business transactions, along with his independence, make him a valuable member of our Board.

Rajiv Gupta Chairman Director since: 2010 Age: 74 Committees: Nominating & Governance (Chair)

Mr. Gupta has served as our Chairman of the Board since 2010 and currently is the Chair of the Nominating and Governance Committee. Mr. Gupta is a Senior Advisor to New Mountain Capital, LLC, a private equity investment firm based in New York, New York. From 1999 to 2009, Mr. Gupta was Chairman and Chief Executive Officer of Rohm and Haas Company, a specialty chemical company, when it was acquired by Dow Chemical. Mr. Gupta previously held various other positions at Rohm and Haas, which he joined in 1971. Mr. Gupta serves as chairman of the board of Aptiv PLC and as a member of the board of directors of DuPont de Nemours, Inc. and Arconic, Inc. In the past five years, Mr. Gupta also served as a director of Delphi Automotive PLC (2009 to 2015), HP, Inc. (2009 to 2017), The Vanguard Group, Inc. (2001 to 2017), IRI Group (2012 to 2018), Affle (2008 to 2016) and Tyco International plc (2005 to 2016). Mr. Gupta holds a B.S. in mechanical engineering from the Indian Institute of Technology, a M.S. in operations research from Cornell University and an M.B.A. in finance from Drexel University.

Experience and Qualifications: Mr. Gupta’s prior long-term, senior level experience at a major global chemical company, including serving as chairman and chief executive officer, and his extensive public company board experience as chairman and as a director, international business transactions and strategy, make him a valuable member of our Board.

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Michael Stubblefield Director since: 2014 Age: 47 Committees:

Mr. Stubblefield became our President and Chief Executive Officer in 2014. In addition, Mr. Stubblefield also serves as a Director. Prior to joining us, Mr. Stubblefield was a Senior Expert for the Chemicals Practice of McKinsey & Company, a management consulting firm, from 2013 to 2014. Previously, he held a variety of leadership roles at Celanese Corporation, a technology and specialty materials company, from 1994 to 2012. Mr. Stubblefield holds a B.S. in Chemical Engineering from the University of Utah, as well as an M.B.A. from Texas A&M University-Corpus Christi.

Experience and Qualifications: Mr. Stubblefield’s leadership role and extensive knowledge of our business, strategy and industry on an international basis make him a valuable member of our Board.

Jo Natauri Director since: 2018 Age: 42 Committees:

Ms. Natauri has served on our board since November 2018. Ms. Natauri is a Managing Director and the global head of Healthcare Investing within the Merchant Banking Division (“MBD”) of Goldman Sachs, a global investment banking, securities and investment management firm, a position she has held since May 2018. In her current role, Ms. Natauri oversees a portfolio of investments and serves on the boards, or as an observer on the boards, of several MBD portfolio companies. Prior to assuming her current role in MBD, Ms. Natauri was an investment banker with Goldman Sachs for 12 years, where she led coverage of large cap companies in healthcare and other industries. She was named managing director in 2008 and partner in 2012. Ms. Natauri serves on the board of Safe Horizon, the nation’s leading victim assistance organization. Ms. Natauri earned a B.A. in economics and biology from the University of Virginia.

Experience and Qualifications: Ms. Natauri’s senior management experience as a Managing Director of Goldman Sachs, board and advisory experience with other companies in the life sciences’ industry and her experience in the areas of finance, strategy and international business transactions, make her a valuable member of our Board.

Avantor 2020 Proxy Statement	11

DIRECTOR SKILLS MATRIX

Our directors possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Gupta	Andres	Holt	Moura	Natauri	Peacock	Sachdev	Shaw	Stubblefield
Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees	✓		✓	✓		✓	✓

Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team	✓		✓	✓	✓	✓	✓		✓

M&A/Transactional experience helps the Board and our management team assess acquisition opportunities consistent with our strategic priorities and long-range plans	✓		✓	✓	✓	✓	✓		✓

Operations experience increases the Board’s understanding of our manufacturing operations, services opportunities and distribution footprint	✓	✓				✓	✓	✓	✓

Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment	✓	✓				✓	✓	✓	✓

International experience brings critical insights into the opportunities and risks of our international businesses	✓	✓	✓	✓	✓	✓	✓	✓	✓

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Corporate Governance

Our success is built on the trust we have earned from our customers, suppliers, distributors, associates, business partners and investors, and trust sustains our success. Part of this trust stems from our commitment to good corporate governance. The framework for our governance practices is found in our Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and will sometimes recommend proposed changes to the Board for approval.

In addition to the Corporate Governance Guidelines and the other policies and procedures described in this section, we highlight below certain of our corporate governance practices:

Board Membership and Participation

•	Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly.
•	It is expected that no director will serve on more than five public company boards (including Avantor’s Board).
•	It is expected that no member of the Audit and Finance Committee will serve on more than three public company Audit and Finance Committees (including Avantor’s Audit and Finance Committee).
•	Directors who also serve as executive officers or in equivalent positions generally should not serve on more than two public company boards (including Avantor’s Board).

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions applying to all directors, officers and employees that, among other things:

•	prohibit short sales of Avantor securities and derivative or speculative transactions in Avantor securities;
•

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Avantor securities; and

•	prohibit holding Avantor securities in margin accounts or pledging Avantor securities as collateral without pre-clearance.

THE STRUCTURE AND ROLE OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Company’s Board is led by Mr. Gupta, our non-executive Chairman. The Board believes that it is in the best interest of the Company and its stockholders for Mr. Gupta to continue to serve as Chairman of the Board. Mr. Gupta possesses significant knowledge and experience in our industry and a deep understanding of Avantor’s strategic objectives, all of which will continue to benefit the Company during the year ahead. We believe that having a non-executive Chairman at this time emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Mr. Gupta’s responsibility is to ensure that our Board functions properly and to work with our President and Chief Executive Officer to set the Board’s agenda. We expect him to facilitate communications among our directors and between the Board and senior management. While Mr. Gupta provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance.

Although we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chairperson and CEO positions should be separate or combined to provide the appropriate leadership.

The Board’s Role in Risk Oversight

The Board, as a whole and through the Audit and Finance Committee, oversees risk management, which is designed to identify, evaluate and respond to our high priority risks and opportunities. This risk management approach facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our Audit and Finance Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program.

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Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit and Finance Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The Audit and Finance Committee assists the Board in monitoring cybersecurity risk by receiving reports from our information technology team that cover, among other things, our information security framework, threat assessment, response readiness, and training efforts. The Compensation and Human Resources Committee assists the Board by overseeing and evaluating risks related to the Company’s talent, culture, compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance, and coordinating, along with the Board’s Chair, succession planning discussions. In addition, our Board receives periodic detailed operating performance reviews from management. Our Corporate Controller and General Counsel updates the Audit and Finance Committee on a quarterly basis and the full Board on an annual basis and as needed.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present, and the independent directors separately meet in a private session at least once a year that excludes management and directors who have not been determined to be independent. The lead independent director, if any, or a director designated by the non-management or independent directors, as applicable, will preside at the executive sessions.

Board Meetings and Attendance

Under Avantor’s Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference. The Board met 10 times in 2019, including regularly scheduled and special meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2019, except for Mr. Holt who was unable to attend certain of the board meetings as a result of unavoidable obligations.

Board and Committee Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Nominating and Governance Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).

Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, Audit and Finance and Compensation and Human Resources Committee members are subject to the additional independence requirements of applicable SEC rules and NYSE listing standards. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with our company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

The Board has affirmatively determined that each of Juan Andres, Jonathan Peacock, Rakesh Sachdev and Christi Shaw, is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the applicable NYSE listing standards, including with respect to committee membership with respect to the committees, if any, on which they serve.

The rules of the SEC and the NYSE require us to have a majority independent Board and fully independent committees within one year of our initial public offering. In reliance on this transition period for newly public companies, as of the date of this annual proxy statement, Messrs. Stubblefield, Gupta, Connolly, Holt and Moura, and Ms. Natauri, have not been determined by the Board to be independent under applicable SEC and NYSE standards.

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Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit and Finance, Compensation and Human Resources and Nominating and Governance Committee charters and other corporate governance information are available on the investor relations portion of our website at www.avantorsciences.com under “Corporate Governance.” Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Committees of the Board

There are three standing committees of the Board. The following table sets forth the Board committees, the members of each of the committees as of March 31, 2020 and the number of times the respective committees met in 2019:

	Audit and Finance	Compensation and Human Resources	Nominating and Governance
Rajiv Gupta			Chair
Michael Stubblefield
Thomas Connolly
Matthew Holt		Chair
Andre Moura	✓
Jo Natauri
Jonathan Peacock*	Chair		✓
Rakesh Sachdev*	✓	✓
Christi Shaw*		✓	✓
Juan Andres*	✓

Number of 2019 meetings	9	3	3
*	Independent Director

Audit and Finance Committee

Our Audit and Finance Committee consists of Jonathan Peacock, Juan Andres, Andre Moura and Rakesh Sachdev, with Jonathan Peacock serving as chair. Our Audit and Finance Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;
•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;
•	reviewing with management and our independent auditors our annual and quarterly financial statements;
•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	preparing the audit committee report that the SEC requires in our annual proxy statement; and
•	reviewing related-party transactions.

All members of the audit and finance committee other than Mr. Moura (in reliance on the one-year transition period available to newly public companies) have been determined to be “independent,” consistent with our audit and finance committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Audit and Finance Committees in particular. The Board has also determined that each of the members of the audit and finance committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, the Board has determined that each of the members of the audit and finance committee qualifies as an “audit committee financial expert”, as defined by applicable SEC regulations. No committee member currently sits on more than two other public company audit committees.

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Compensation and Human Resources Committee

Our Compensation and Human Resources Committee consists of Matthew Holt, Rakesh Sachdev and Christi Shaw, with Matthew Holt serving as chair. The Compensation and Human Resources Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

•	reviewing and recommending to our Board of Directors with respect to the compensation of our directors; and
•	reviewing and making recommendations with respect to our equity compensation plans.

The Compensation and Human Resources Committee has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation and may form and delegate authority to subcommittees when appropriate. The Compensation and Human Resources Committee also approves all engagements and services to be performed by any consultants or advisors to the Compensation and Human Resources Committee. To assist the Compensation and Human Resources Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant—Frederic W. Cook & Company (“FW Cook”). The consultant reports directly to the Compensation and Human Resources Committee. For additional information about the independence of the Compensation and Human Resources Committee’s consultant, refer to “Compensation Discussion and Analysis—Compensation Philosophy & Objectives—How We Make Compensation Decisions—Guidance from the Independent Compensation Consultant.” For more information on the responsibilities and activities of the Compensation and Human Resources Committee, including its processes for determining executive compensation, see the “Executive Compensation—Compensation Discussion and Analysis” section.

All members of the Compensation and Human Resources Committee, other than Matthew Holt (in reliance on the one-year transition period available to newly public companies) have been determined to be “independent,” consistent with our Compensation and Human Resources Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Compensation and Human Resources Committees in particular. In addition, all members other than Matthew Holt qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Rajiv Gupta, Jonathan Peacock and Christi Shaw, with Rajiv Gupta serving as chair. The Nominating and Governance committee is responsible for, among other matters:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;
•	overseeing the evaluation of the Board of Directors and management;
•	identifying best practices and recommending corporate governance principles;
•	reviewing developments in corporate governance practices and developing a set of corporate governance guidelines; and
•	recommending members for each committee of our Board of Directors.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Stockholders and other interested parties wishing to contact any director individually or the directors as a group may do so by sending a written communication to the attention of the Company’s Corporate Secretary by mail at Avantor, Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

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DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates. At a minimum, the Nominating and Governance Committee assesses each candidate’s strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board. The Board considers diversity of viewpoints, background and experiences, which may include age, gender and ethnic and racial background. In identifying prospective director candidates, the Nominating and Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. Stockholders may nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s second amended and restated bylaws (“bylaws”). The Nominating and Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of the Board and the Code of Ethics and Conduct.

Our Audit and Finance Committee is responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written Related Party Transaction Policy adopted by our Board of Directors. “Related party transactions” include any transaction by the Company with a company or other entity that employs a “related party,” or in which a “related party” has a material ownership or financial interest. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the Audit and Finance Committee will consider:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount involved and type of transaction;
•	the importance of the transaction to the related person and to our Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
•	any other matters the Audit and Finance Committee deems appropriate.

Any member of the Audit and Finance Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Arrangements with affiliates of New Mountain Capital, PSP and affiliates of Goldman Sachs

We and certain of our subsidiaries entered into various related party agreements in the ordinary course of business and in contemplation of the acquisition of VWR Corporation in 2017 and our initial public offering:

Stockholders agreement

In connection with the acquisition of VWR, we entered into a stockholders agreement (the “Stockholders Agreement”) with affiliates of New Mountain Capital, affiliates of Goldman Sachs and certain other co-investors, which provides for, among other things, the election of our Board of Directors, restrictions on the transferability of our equity, bring-along rights, tag-along rights, preemptive rights and information rights for the benefit of New Mountain Capital, Goldman Sachs and certain other co-investors, including Galvaude Private Investments Inc. (“PSP”).

This agreement requires us to nominate a number of individuals directly or indirectly designated by affiliates of Goldman Sachs as our directors. Specifically, affiliates of Goldman Sachs may designate a director so long as it holds at least 50% of the number of shares of common stock that was issued to Goldman Sachs and its affiliates upon conversion of the Existing Prior

Avantor 2020 Proxy Statement	17

junior Convertible Preferred Stock (as defined below) at the consummation of our initial public offering. Each of Thomas Connolly and Jo Natauri are the directors designated by affiliates of Goldman Sachs.

In addition, the Stockholders Agreement contains restrictions on transferability of our equity, rights and obligations of transferees, existing stockholder piggyback rights, certain tag-along rights and certain other covenants. Following the consummation of our initial public offering, our equity securities may be sold by the parties to the Stockholders Agreement only to (i) affiliates, subject to certain restrictions, or (ii) in a transaction that is exempt under the Securities Act or that is made through the exercise of registration rights provided in the Registration Rights Agreement. The parties to the Stockholders Agreement have “piggyback” rights to participate in a registered offering of the Company’s securities by affiliates of New Mountain Capital. Similarly, the parties to the Stockholders Agreement have tag-along rights in connection with any transfers by affiliates of New Mountain Capital of our equity securities in an unregistered offering to a third-party investor, except for a broker-dealer transaction.

Investor rights agreement

In connection with our initial public offering, we entered into an investor rights agreement with affiliates of New Mountain Capital. This agreement grants New Mountain Capital the right to nominate directors to our board of directors as follows: so long as affiliates of New Mountain Capital continue to own (i) at least 50% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate three directors; (ii) at least 25% but less than 50% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate two directors; and (iii) at least 10% but less than 25% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate one director. For so long as we maintain a compensation and human resources committee and a nominating and governance committee, such committees shall each include at least one New Mountain Capital director designee, but only if New Mountain Capital is then entitled to nominate at least one director and, to the extent then required under the applicable NYSE rules, such director is an “Independent Director” under the applicable NYSE rules.

In addition, pursuant to this agreement, we waive to the fullest extent permitted by law any interest or expectancy that we may have in specified corporate opportunities that may be offered to New Mountain Capital and its affiliates other than any corporate opportunity that is expressly offered to a New Mountain Capital director designee solely in his or her capacity as one of our directors.

Registration rights agreement

In connection with the VWR acquisition, we entered into a registration rights agreement (the “Registration Rights Agreement”) with affiliates of New Mountain Capital, Goldman Sachs and its affiliates and certain other co-investors. Subject to certain conditions, the registration rights agreement provides certain affiliates of New Mountain Capital and Goldman Sachs, as well as holders of a majority of the voting power of the common stock that was purchased upon exercise of warrants, with an unlimited number of “demand” registrations, permitting the demanding party to request the registration of shares of our common stock held by such party in an offering registered under the Securities Act. In addition, under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, permitting such party to participate in offerings of shares of our common stock initiated by other parties. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. In addition, following our initial public offering, the shares of common stock held by the parties to the Registration Rights Agreement are subject to restrictions on transferability.

Advisory agreement

Avantor Funding, Inc. entered into an amended and restated advisory agreement with New Mountain Capital on September 30, 2016 (the “Advisory Agreement”) pursuant to which New Mountain Capital has provided, on a nonexclusive basis, management, financial and investment banking advisory services to Avantor and its subsidiaries. The Advisory Agreement requires us to pay New Mountain Capital (i) an annual advisory fee of $1.0 million; (ii) a fee equal to 2% of the value of any acquisitions or financing transactions if their value is greater than $20.0 million; and (iii) reimbursement of certain immaterial out-of-pocket expenses. In November 2017, the advisory agreement was amended so that any future transaction fees, other than defined exit events, are payable in shares of our common stock instead of cash. The Advisory Agreement was terminated in connection with our initial public offering, without any fee paid.

Prior senior preferred stock

Concurrently with the consummation of the acquisition of VWR, we issued shares of series A senior preferred stock with an initial aggregate liquidation preference of $2.0 billion to investors, including affiliates of Goldman Sachs. In connection with our initial public offering, we redeemed all outstanding shares of the senior preferred stock with the proceeds of our initial public

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offering and the concurrent offering of Mandatory Convertible Preferred Stock. The redemption required the payment of a make-whole premium of approximately $220.4 million.

Approximately 318,950 shares and 230,000 shares of Existing Senior Preferred Stock were issued to affiliates of Goldman Sachs and PSP, respectively, in consideration for $318.95 million and $230.0 million paid to the Company. As of December 31, 2019, there were no shares of Existing Senior Preferred Stock outstanding. In connection with the redemption of Existing Senior Preferred Stock, affiliates of Goldman Sachs and PSP received $419.5 million and $302.5 million, respectively.

Prior junior convertible preferred stock

Concurrently with the consummation of the acquisition of VWR, we issued shares of our series A junior convertible preferred stock for an initial aggregate purchase price of $1.65 billion to investors, including affiliates of Goldman Sachs. The shares of the series A junior convertible preferred stock automatically converted into common stock upon the consummation of our initial public offering.

Prior to our initial public offering, affiliates of Goldman Sachs, PSP, Jonathan Peacock, Rajiv Gupta and Charles Kummeth (one of our directors until April 2019) owned approximately 564,000 shares, 200,000 shares, 1,000 shares, 4,440 shares and 1,000 shares, respectively, all of which were exchanged for our common stock. In addition, as part of the consideration in the acquisition of VWR, we issued shares of Existing Junior Convertible Preferred Stock to New Mountain Capital and certain members of management and directors. As of December 31, 2019, there were no shares of Existing Junior Convertible Preferred Stock outstanding.

Arrangements with affiliates of Goldman Sachs & Co. LLC

As described under “Avantor Stock Ownership”, affiliates of Goldman Sachs collectively beneficially own approximately 13% of our outstanding common stock by virtue of their ownership of 72,605,349 shares of our common stock.

We engaged Goldman Sachs as financial advisor for the acquisition of VWR and the financial structuring to fund the VWR acquisition. For the financial advisory and structuring services provided, Goldman Sachs was paid fees totaling $165.0 million. We also agreed to offer Goldman Sachs the right to act as (i) a lead bookrunning manager in the event of a future initial public offering or (ii) a financial advisor in the case of another type of sale or disposition. In accordance with that arrangement, we offered, and Goldman Sachs accepted our offer, to become a co-lead book-running manager for our initial public offering in May of 2019.

In connection with the issuance of our Existing Junior Convertible Preferred Stock, our Existing Senior Preferred Stock, our Senior Secured Notes and our Senior Unsecured Notes, as well as the establishment of our Senior Secured Credit Facilities, Goldman Sachs & Co. LLC and its affiliates acted as placement agent, initial purchaser and joint lead arranger, joint bookrunner and administrative agent, respectively. For these services, Goldman Sachs & Co. LLC, together with its affiliates who provided these services, was paid underwriting, commitment, placement and other fees of $88.5 million.

In 2017 we entered into a series of foreign currency forward contracts with affiliates of Goldman Sachs & Co. LLC, which were settled in 2017. We settled all of those contracts and realized an aggregate gain of $9.6 million in 2017. See note 21 to the audited financial statements incorporated by reference in this prospectus. We also entered into a repricing amendment to our Senior Secured Credit Facilities in November 2018. An affiliate of Goldman Sachs & Co. LLC received a fee of $1.0 million in connection with this repricing as joint lead arranger, joint bookrunner and administrative agent.

In addition, prior to our initial public offering, affiliates of Goldman Sachs & Co. LLC (i) held 372,872 shares of our Existing Senior Preferred Stock, which accumulated yield payable in additional shares according to the terms and conditions of the security, which were redeemed in connection with our initial public offering and (ii) held 564,000 shares of our Existing Junior Convertible Preferred Stock, which converted into shares of our common stock according to its terms upon consummation of our initial public offering. Affiliates of Goldman Sachs & Co. LLC also received (i) shares of our common stock purchased upon exercise of 1,133,920 warrants following our initial public offering and (ii) purchased shares of common stock in our initial public offering valued at $70.0 million. Certain of the affiliates of Goldman Sachs & Co. LLC that hold our common stock are funds whose limited partners are current and former employees of Goldman Sachs & Co. LLC; these current employees include individuals who provided and are providing services on behalf of Goldman Sachs & Co. LLC in connection with our initial public offering and this offering.

In addition, affiliates of Goldman Sachs received approximately $429.5 million of the net proceeds of our initial public offering as a result of the redemption of the Existing Senior Preferred Stock and repayment of a portion of the outstanding indebtedness under the Dollar Term Loan Facility and the Euro Term Loan Facility. Furthermore, affiliates of Goldman Sachs

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executed a second repricing amendment in June of 2019 for which it did not receive any material fees. As of December 31, 2019, affiliates of Goldman Sachs held $4.6 million of term loans under the Senior Secured Credit Facilities. These affiliates collectively benefit from the rights described above under “—Stockholders Agreement” and “—Registration Rights Agreement.” In addition, for the underwriting services provided by Goldman Sachs in connection with our initial public offering, Goldman Sachs received an aggregate underwriter discount of $24.5 million. Further, pursuant to the nomination rights granted pursuant to the Stockholders Agreement, affiliates of Goldman Sachs nominated two directors to the Board of Directors. Each of these directors, Tom Connolly and Jo Natauri, is employed by Goldman Sachs & Co. LLC.

Arrangements with PSP

In November 2017, we paid legal fees of $0.6 million on behalf of affiliates of PSP related to the financial structuring to fund the acquisition of VWR. In addition, PSP received approximately $302.5 million of the net proceeds of our initial public offering as a result of the redemption of the Senior Preferred Stock. Upon consummation of the initial public offering, PSP’s right to nominate a director to the Board of Directors was terminated.

Arrangements with our directors and officers

In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Director Compensation” and “Compensation and Human Resources Committee Report” elsewhere in this proxy statement.

We entered into indemnification agreements with our officers and directors. These agreements and our bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and may be unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

In addition, Christi Shaw, one of our directors, was previously a senior vice president of Eli Lilly Company, which purchased goods and services from us in the year ended December 31, 2019. Eli Lilly Company purchased $17.9 million of goods and services from the Company during the year ended December 31, 2019. Ms. Shaw is currently employed at Kite Pharma, which purchased $2.5 million of goods and services from the Company during the year ended December 31, 2019, and sold over $46,000 of goods and services during the year ended December 31, 2019.

Further, Juan Andres, one of our directors, is employed at Moderna Therapeutics, which purchased over $655,000 of goods and services during the year ended December 31, 2019.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Holt (Chairman) and Sachdev and Ms. Shaw are the current members of our Compensation and Human Resources Committee, and none of them is or has been our officer or employee. Mr. Holt is a Managing Director at New Mountain Capital. For a description of the transactions between us and New Mountain Capital, see “Certain Relationships and Related Party Transactions” above. Apart from these relationships, no member of the Compensation and Human Resources Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K. No member of the Compensation and Human Resources Committee serves or served during the most recent fiscal year as a member of the Board of Directors or Compensation and Human Resources Committee of a company that has one or more executive officers serving as a member of the Board or Compensation and Human Resources Committee.

CODE OF ETHICS AND CONDUCT

We have adopted a written Code of Ethics and Conduct that applies to all of the directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer and other senior executive officers. Our Code of Ethics and Conduct sets forth policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of company assets, and our business practices. A current copy of the Code of Ethics and Conduct is posted on our website at www.avantorsciences.com under “About Us: Governance.”

If we ever were to amend or waive any provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website at www.avantorsciences.com rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website.

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Director Compensation

Pre-Initial Public Offering

Prior to our initial public offering, our standard director compensation program consisted of a combination of an annual cash retainer of $50,000, paid quarterly, and a stock option grant. For service as Chairman of the Audit and Finance Committee, Mr. Peacock received an additional $20,000 annual cash retainer. For service as Chairman of the Innovation and Growth Committee, Charles Kummeth (one of our directors until April 2019) received an additional $15,000 annual cash retainer. Our chairman of the board, Mr. Gupta, received an annual cash fee of $250,000 for his service as chairman and director. In addition, for 2019, Mr. Gupta was eligible for variable incentive compensation with an annual target amount of $250,000. In April 2019, our Board of Directors approved the lump sum payment of such variable incentive compensation in an amount equal to $287,500. Mr. Gupta was also entitled to an $800 monthly payment to cover miscellaneous expenses.

Post-Initial Public Offering

In connection with our initial public offering and with assistance from FW Cook, we developed a market-based director compensation program for our non-employee directors (other than the directors employed by New Mountain Capital or by Goldman Sachs). The program provides eligible directors with annual compensation of approximately $275,000, consisting of $75,000 as an annual cash retainer (payable in quarterly installments in arrears) and approximately $200,000 in the form of restricted stock units, which will vest in full on the earlier of (x) the first anniversary of the Vesting Start Date (as defined in the restricted stock unit agreement) and (y) the date of our first regular annual meeting of stockholders following the grant date of the restricted stock units; provided, that if the director has continuously provided service to us upon the occurrence of a change in control prior to such dates, all then-unvested restricted stock units will vest. If an eligible director begins service after the start of a fiscal year but prior to the award of the annual equity-based retainer for such fiscal year, he or she will be eligible to receive the full amount of such retainer. Otherwise, the annual equity-based retainer will be pro-rated for partial years of service. The non-executive chairperson of the Board of Directors receives an additional $150,000, and the respective chairpersons of the audit and finance committee, compensation and human resources committee and nominating and governance committee receive an additional $20,000, $15,000 and $10,000, respectively. In addition, each member of the Audit and Finance Committee, other than the chairperson, receives an additional $10,000.

Each eligible director is also entitled to receive reimbursement for reasonable travel, lodging and other expenses which they properly incur in connection with their functions and duties as a director.

The following table provides summary information concerning the compensation of the members of our Board of Directors for the year ended December 31, 2019. The compensation paid to Mr. Stubblefield, our President and Chief Executive Officer, is presented in the Summary Compensation Table and the other compensation tables above. During 2019, Mr. Stubblefield did not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive plan compensation ($)	All Other Compensation ($)(4)	Total ($)
Rajiv Gupta	241,150	200,004	—	—	2,400	443,554
Juan Andres(5)	21,250	55,896	—	—	—	77,146
Thomas Connolly(6)	—	—	—	—	—	—
Robert Fine(7)	—	—	—	—	—	—
Matthew Holt	—	—	—	—	—	—
Charles Kummeth(8)	32,500	—	—	—	—	32,500
Faisal Masud(9)	12,500	—	—	—	—	12,500
Andre Moura	—	—	—	—	—	—
Jo Natauri	—	—	—	—	—	—
Jonathan Peacock	92,500	200,004	—	—	—	292,504
Rakesh Sachdev(10)	69,375	200,004	—	—	—	269,379
Christi Shaw	78,125	200,004	—	—	—	278,129

(1)	Amounts reflect the director’s cash retainer earned for 2019. For Mr. Sachdev the amount reflects pro-rated amounts earned since he joined the Board in April 2019.
(2)

Amounts reflect restricted stock units granted under the 2019 Equity Incentive Plan and reflect the grant date fair value of the awards in accordance with Topic 718 disregarding the effects of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 108 to our audited financial statements included in our annual report on Form 10-K for fiscal 2019. As of December 31, 2019, each of the following non-employee directors held the following restricted stock units: Mr. Gupta-14,286; Mr. Andres-3,632; Mr. Peacock-22,161; Mr. Sachdev -14,286; Ms. Shaw-14,286.

Avantor 2020 Proxy Statement	21

(3)

No stock options were granted to directors in 2019. As of December 31, 2019, each of the following non-employee directors held the following stock options: Mr. Gupta-1,290,970; Mr. Peacock-135,210; Ms. Shaw-135,210.

(4)	Amount reflects Mr. Gupta’s $800 monthly payment to cover miscellaneous expenses paid pursuant to our pre-initial public offering director compensation policy.
(5)	Mr. Andres joined the Board in September 2019.
(6)	Mr. Connolly’s term expires at the meeting.
(7)	Mr. Fine resigned from the Board in May 2019.
(8)

Mr. Kummeth resigned from the Board in April 2019. In connection with Mr. Kummeth’s resignation from the Board, we entered into an amendment to his option agreement which provided that all of his options would be deemed vested and exercisable as of the date he resigned from the Board of Directors, and his options will remain exercisable until the 10th anniversary of the date of grant of such options.

(9)	Mr. Masud resigned from the Board in February 2019.
(10)	Mr. Sachdev joined the Board in April 2019.

STOCK OWNERSHIP GUIDELINES

We have also adopted equity ownership guidelines for our non-employee directors (other than the directors employed by New Mountain Capital or by Goldman Sachs) in order to better align our eligible directors’ financial interests with those of our stockholders. Each such director must own shares of Common Stock in an amount equal to four times (4x) his or her base annual cash retainer (excluding additional annual cash retainers for service as the Chairman of the Board of Directors, committee chairpersons and committee members). Such directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements.

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Stock Ownership Information

AVANTOR STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 23, 2020 by:

(1)	each individual or entity known by us to beneficially own more than 5% of our outstanding common stock,
(2)	each of our named executive officers,
(3)	each of our directors and
(4)	all of our directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise set forth in the footnotes below, (1) each beneficial owner possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable, and (2) the address of each beneficial owner is c/o Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Name of Beneficial Owner	Shares beneficially owned		Percent of total common stock(1)
Greater than 5% stockholders:
Entities affiliated with New Mountain Capital(2)	110,477,989		19.2%
T. Rowe Price Associates, Inc.(3)	91,133,457		15.9%
Entities affiliated with The Goldman Sachs Group, Inc.(4)	72,605,349		12.6%
The Vanguard Group, Inc.(5)	29,588,125		5.1%
Named executive officers and directors:
Michael Stubblefield	4,741,462	*
Thomas Szlosek	743,644	*
Devashish Ohri	773,430	*
Rajiv Gupta(2)(6)	2,674,900	*
Juan Andres	—		—
Thomas Connolly(4)	—		—
Matthew Holt(2)	—		—
Andre Moura(2)	—		—
Jo Natauri(4)	—		—
Jonathan Peacock	222,362	*
Rakesh Sachdev	—		—
Christi Shaw	74,365	*
All Executive Officers and Directors as a Group (21 persons)	10,900,683		1.9%

*	Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Applicable percentage ownership as of March 23, 2020 is based upon 574,885,011 shares of our common stock outstanding. Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days as follows: Mr. Stubblefield (4,507,310), Mr. Szlosek (743,644), Mr. Ohri (773,430), Mr. Gupta (1,147,970), Mr. Peacock (94,647), Ms. Shaw (74,365), and all current directors and executive officers as a group (9,556,716).

(2)

Based on information as of December 31, 2019 set forth in a Schedule 13G dated February 14, 2020. The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C. and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments III, L.L.C. Rajiv Gupta, Matthew Holt and Andre Moura, each members of our Board of Directors, are members of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. Steven B. Klinsky, as the managing member of New Mountain Investments III, L.L.C., has voting and investment power over the shares held by New Mountain Investments III, L.L.C.

Avantor 2020 Proxy Statement	23

The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P. and (b) New Mountain Capital, L.L.C. has voting power over the shares of portfolio investments of New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own.

Mr. Klinsky, Mr. Gupta, Mr. Holt, Mr. Moura, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P. The address of each of the foregoing is c/o New Mountain Capital, L.L.C., 787 Seventh Avenue, 49th Floor, New York, New York 10019.

(3)

Based on information as of December 31, 2019 set forth in a Schedule 13G/A dated February 14, 2020. T. Rowe Price Associates, Inc. reported that it had sole power to vote 28,633,751 shares and sole power to dispose of 91,133,457 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(4)

Based on information as of May 21, 2019 set forth in a Schedule 13D dated May 31, 2019. Consists of (i) 31,943,095 shares of common stock held by Broad Street Principal Investments, L.L.C., (ii) 842,500 shares of common stock held by StoneBridge 2017, L.P., (iii) 389,396 shares of common stock held by StoneBridge 2017 Offshore, L.P., (iv) 2,576,838 shares of common stock held by StoneBridge 2018, L.P., (v) 1,083,877 shares of common stock held by StoneBridge 2018 Offshore, L.P., and (vi) 35,769,643 shares of common stock held by VWR Partners, L.P. (collectively, the “GS Entities”). Bridge Street Opportunity Advisors, L.L.C. (“Bridge Street”) is the sole general partner of each of StoneBridge 2017, L.P., StoneBridge 2017 Offshore, L.P., StoneBridge 2018, L.P., 2018 Offshore, L.P. and VWR Partners, L.P. (collectively, the “GS Funds”). Bridge Street is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman Sachs is the manager of Broad Street Principal Investments, L.L.C. and Bridge Street, and the investment manager of each of the GS Funds. Goldman Sachs is a direct subsidiary of The Goldman Sachs Group, Inc. Members of the Corporate Investment Committee of the Merchant Banking Division of Goldman Sachs are responsible for making all investment decisions for Bridge Street and each of the GS Entities, and the GS Entities may share voting and investment power with certain of their respective affiliates and members of such Corporate Investment Committee. Tom Connolly and Jo Natauri are Managing Directors of Goldman Sachs and may be deemed to have beneficial ownership of the shares held by the GS Entities. Each of the GS Entities, Mr. Connolly and Ms. Natauri disclaim beneficial ownership over the shares described above except to the extent of their pecuniary interest therein. The address of the GS Entities, Mr. Connolly and Ms. Natauri is 200 West Street, New York, NY 10282.

(5)

Based on information as of December 31, 2019 set forth in a Schedule 13G dated February 11, 2020. The Vanguard Group, Inc. reported that it had sole power to vote 115,896 shares and sole power to dispose of 29,472,229 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Includes of (i) 556,218 shares of common stock held by The Gupta Family Trust, (ii) 1,290,969 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days and (iii) 287,571 shares of common stock held by The 2014 GST Family Trust. Kamla Gupta, the wife of Rajiv Gupta, is the sole trustee of The Gupta Family Trust and the 2014 GST Family Trust and has voting and investment power over the shares of common stock held by The Gupta Family Trust and the 2014 GST Family Trust.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and beneficial owners of more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no Form 5 is required, we believe that our directors, officers, and beneficial owners of more than ten percent of our common stock filed on a timely basis all reports required by Section 16(a) of the Exchange Act during 2019, except that one Form 4 for Tanya Foxe was inadvertently filed late by Avantor. A Form 4 was filed outside the two-business day window in October 2019 reporting the equity grant Ms. Foxe received upon joining the Company.

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Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit and Finance Committee recommend that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. The Audit and Finance Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek Stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit and Finance Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ITEM 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Avantor 2020 Proxy Statement	25

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s consolidated financial statements and, beginning in 2020, the effectiveness of the Company’s internal controls. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2019. The Audit and Finance Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit and Finance Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit and Finance Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Respectfully submitted by the Audit and Finance Committee of the Board of Directors.

Jonathan Peacock, Chair

Juan Andres

Andre Moura

Rakesh Sachdev

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AUDIT AND NON-AUDIT FEES

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2019. Fees and expenses for services rendered by Deloitte & Touche LLP in 2018 and 2019 were approved by our Audit and Finance Committee. We have determined that the provision of these services is compatible with maintaining the independence of our independent registered public accounting firm.

The following table presents Deloitte & Touche LLP’s fees and expenses for services rendered to us for the past two fiscal years (in thousands):

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$6,182	$2,971
Audit-Related Fees(2)	415	51
Tax Fees	—	—
All Other Fees	—	—

Total	$6,597	$3,022

(1)

Audit fees include fees for professional services rendered for (i) the audits of our annual financial statements and the reviews of our interim financial statements, which were included in the year to which the audit or review related; (ii) the issuance of comfort letters and consents and incremental audit fees required for publicly-filed financial statements necessitated by our initial public offering, which were included in 2019, the period in which the initial public offering occurred; and (iii) our adoption of a new revenue recognition standard in 2018 and a new leasing standard in 2019, which were included in the period of each standard’s adoption.

(2)	Audit-related fees include professional services rendered in 2019 in connection with due diligence for a contemplated transaction and in 2018 in connection with Brexit.

PRE-APPROVAL POLICY FOR AUDITOR SERVICES

The Audit and Finance Committee has the sole and direct responsibility and authority for the appointment, termination and compensation to be paid to the independent registered public accounting firm. The Committee has the responsibility to approve, in advance of the provision thereof, all audit services and permissible non-audit services to be performed by the independent registered public accounting firm as well as compensation to be paid with respect to such services.

Our Audit and Finance Committee Charter authorizes the Committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the Committee. Any decisions made by such member under delegated authority, must be presented to the full Committee at its next scheduled meeting.

Avantor 2020 Proxy Statement	27

Item 3 Advisory Approval of Named Executive Officer Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2019 compensation of the individuals listed in the 2019 Summary Compensation Table on page 41 (our “named executive officers”) as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Human Resources Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Human Resources Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal. As described in the Compensation Discussion and Analysis, the Compensation and Human Resources Committee has designed our compensation programs with the objective of driving sustained, meaningful and profitable growth and stockholder value creation through its focus on three long-standing Avantor compensation philosophies:

•	Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, motivate, retain and reward talented executives with a performance-driven mindset.

•	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.

•	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of Avantor equity ownership.

The Board of Directors recommends the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

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Item 4 Advisory Vote on the Frequency of the Advisory Approval of Named Executive Officer Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, whether a non-binding stockholder advisory approval of the compensation of our named executive officers should occur every one, two or three years.

Because the vote is advisory, the result will not be binding on the Compensation and Human Resources Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Human Resources Committee will, however, take into account the outcome of the vote when determining how often a non-binding stockholder advisory approval of the compensation of our named executive officers should occur.

The Board of Directors has determined that seeking advisory approval of named executive officer compensation every year is the best approach for the Company based on a number of considerations. These considerations include that this frequency aligns with the interests of stockholders, provides more consistent and direct communication and reflects sound corporate governance principles.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: (1) 1 year; (2) 2 years; (3) 3 years; or (4) abstaining from voting on the proposal. For the reasons discussed above, we are asking our stockholders to indicate their support for the non-binding advisory of named executive officer compensation to be held every year.

The Board of Directors recommends a vote for “1 Year” as the frequency of the non-binding advisory approval of named executive officer compensation.

Avantor 2020 Proxy Statement	29

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (our “CD&A”) provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2019.

Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in the capacities listed opposite their respective names on December 31, 2019 (collectively, our “named executive officers”). For 2019, the named executive officers were:

Name	Title
Michael Stubblefield	Director, President and Chief Executive Officer
Thomas Szlosek	Executive Vice President and Chief Financial Officer
Bjorn Hofman(1)	Executive Vice President and Chief Operating Officer
Ashish Kulkarni(2)	Executive Vice President, Chief Technology Officer
Devashish Ohri	Executive Vice President, IMEA

(1)	Mr. Hofman’s last day at the Company was December 31, 2019.
(2)	Dr. Kulkarni’s last day at the Company was December 31, 2019.

This CD&A is divided into three sections:

Executive Summary

•  2019 Business Highlights

•  Our Compensation philosophy and objectives

•  2019 Compensation Actions for Our Named Executive Officers

•  Our Executive Compensation Practices

•  Key Changes to 2020 Executive Compensation Program

Compensation Philosophy & Objectives — How We Make Compensation Decisions

•  Our Compensation Philosophy and Objectives

•  Role of the Compensation and Human Resources Committee and our Executive Officers

•  Guidance from Independent Compensation Consultant

•  Benchmarking

•  Accounting and Tax Considerations

Elements of Compensation — What We Pay and Why

•  Base Salary, Performance-Based Cash Incentive Compensation, Long-Term Incentive Programs, Guaranteed, Sign-on and Discretionary Bonuses, Other Components, Severance Arrangements, 2019 Employee Stock Purchase Plan

EXECUTIVE SUMMARY

2019 saw the continued expansion of our position as a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. We did this by expanding our relationships with our global strategic customers, developing new products and services, increasing sales of proprietary products, opening a new innovation center, expanding our manufacturing capabilities and continuing the globalization of our best practices. In 2019 we delivered:

•	Largest healthcare Initial Public Offering in U.S. history.
•	Net sales of $6.04 billion, up 5.1% on an organic basis.
•	Net income of $37.8 million, adjusted EBITDA of $1.03 billion, up 9.1%.
•	Diluted GAAP EPS of $(0.84), adjusted EPS of $0.58, up 61.8%.
•	Operating Cash Flow of $354.0 million, up 76%; unlevered free cash flow of $607.3 million.
•	Earned credit rating upgrades from S&P and Moody’s.

In addition, we strengthened our balance sheet by lowering our net leverage ratio to 4.6X at the end of 2019, compared to 7.0X at the end of 2018. Our strengthened balance sheet significantly lowers our interest burden and increases our financial flexibility as we move forward.

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See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

Our Compensation Philosophy and Objectives

In connection with and following our initial public offering, the Compensation and Human Resources Committee undertook a thorough review of our overall executive compensation program in 2019 with guidance from its independent compensation consultant, FW Cook. The Compensation and Human Resources Committee’s goal was to implement a public company executive compensation program that would continue to drive above-market results and that was built upon a compensation philosophy that was designed to attract, retain and motivate high-caliber, execution-oriented executives. We believe the following philosophies have facilitated our ability to compete for talent as a public company and have made a key contribution to our long-term success. Our primary executive compensation objectives are to:

Attract and retain talent	Provide a total compensation program that enables the company to attract, motivate, retain and reward high-performing executives, who have the ability to contribute to our success, and encourage management to place its primary focus on strategic planning and financial and operational priorities to ensure the achievement of our global strategy.
Pay for performance	Support a “pay-for-performance” orientation to provide differentiated rewards for strong financial, operating and individual performance, including the use of cash and equity incentive compensation payments based in part upon our performance to encourage the achievement of short-term and long-term financial and operational objectives.
Market competitive pay	Align the interests of management with those of our other stockholders thereby providing an incentive for, and rewarding, the attainment of objectives that also benefit our stockholders.

Avantor 2020 Proxy Statement	31

2019 Compensation Actions for our Named Executive Officers

Summary of Actions

In December 2018, in anticipation of the initial public offering, the Compensation and Human Resources Committee engaged FW Cook as its independent compensation consultant, to assist in the establishment of a peer group for compensation benchmarking purposes, help align executive pay with public company market practices, review our short and long-term performance-based compensation programs and advise generally on executive and director compensation in connection with becoming a public company. For 2019, the Compensation and Human Resources Committee made the following decisions with respect to the compensation of our named executive officers:

•	reviewed base salaries to ensure alignment of base salaries of our executive officers to our peer group market median;
•

developed an incentive compensation plan focused on a combination of performance measures that align more closely with the performance measures that are used by management to set business goals and evaluate our financial results (See “Elements of compensation — What we pay and why — Performance-Based Cash Incentive Compensation”); and

•

granted equity awards to each of the executive officers in connection with the initial public offering that were larger in size than the anticipated annual equity program based on an assessment by the Compensation and Human Resources Committee of individual performance, anticipated future contributions and in acknowledgement of the fact that certain historical stock option awards were premium-priced (i.e. had an exercise price greater than the fair market value of the underlying common stock at the time of grant).

As part of this review, in April 2019, in consultation with FW Cook and as recommended by our Compensation and Human Resources Committee, our Board of Directors approved adjustments to Mr. Stubblefield’s employment agreement to increase his base salary to $1,085,000. In connection with this adjustment, Mr. Stubblefield’s target bonus percentage for 2019 was reduced from 200% to 165% and we eliminated his $130,000 annual guaranteed cash bonus and his $30,000 automobile allowance. We also adjusted the termination and change in control benefits in Mr. Stubblefield’s employment agreement by (i) increasing the multiple for Mr. Stubblefield’s base salary and target bonus opportunity in the event of a termination by us without “cause” or Mr. Stubblefield’s resignation for “good reason” within a two-year period following a “change in control” from two to three, with such amounts payable over the 36-month period following such termination, and (ii) increasing the period during which Mr. Stubblefield will be entitled to continued medical insurance benefits following a termination by us without “cause” or Mr. Stubblefield’s resignation for “good reason” from 12 months to 24 months (and from 24 to 36 months if such termination occurs within a two-year period following a “change in control”). These changes were designed to reward performance as well as to better align his compensation to the market.

Also in April 2019, in consultation with FW Cook and as recommended by our Compensation and Human Resources Committee, our Board of Directors approved certain adjustments to the termination and change in control benefits for Dr. Kulkarni (i) to increase the severance amount payable upon a termination without “cause” other than within a two year period following a change of control from one to one and a half times his base salary and target bonus opportunity and (ii) to increase the period during which Dr. Kulkarni will be entitled to continued medical insurance from six months to 12 months (and from 12 months to 18 months if such termination occurs within a two-year period following a “change in control”).

To reflect the above adjustments, on April 2, 2019, we amended and restated our written employment agreement with Dr. Kulkarni, and on April 10, 2019, we amended and restated our written employment agreement with Mr. Stubblefield.

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Our Executive Compensation Practices

As part of its pre-initial public offering review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

What we have	What we don’t have

✓  Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓  Long-term objectives aligned with the creation of stockholder value

✓  Market comparison of executive compensation against a relevant peer group

✓  Robust stock ownership guidelines

✓  Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓  Compensation recovery (“clawback”) policy for our equity based long-term incentive program

×   No hedging or short sales of Company stock, or pledging of Company stock except in limited circumstances with pre-approval

×   No multi-year employment contracts

×   No option grants below 100% fair market value

×   No excessive severance benefits upon a change of control

×   No multi-year employment contracts

×   No repricing of underwater stock options under our long-term incentive plan

×   No excessive perquisites or benefits to executives

×   No tax gross-ups of perquisites or 2806 excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

In order to provide a clearer view of our 2019 compensation program, the charts below demonstrate how our named executive officer compensation is designed to emphasize compensation that is both variable and at-risk and long-term oriented (based on target total direct compensation).

Key Changes to 2020 Executive Compensation Program

As noted above, the Compensation and Human Resources Committee regularly reviews our executive compensation programs with a view towards aligning these programs with stockholder interests. Effective in 2020, the Compensation and Human Resources Committee adopted changes to the long-term incentive program and performance-based cash incentive program to further enhance the linkage between pay and performance:

Avantor 2020 Proxy Statement	33

Addition of performance-based units to the long-term incentive program

For 2020, one-third of the long-term equity awards issued to our executive officers are in the form of performance-based restricted stock units (“PSUs”) with a three-year performance period. One-half of the PSUs will be measured against Avantor’s total stockholder return (“TSR”) relative to its comparator group, which is comprised of a combination of the Dow Jones U.S. Select Medical Equipment Index and our compensation peer group. The other half of the PSUs will be measured on three-year cumulative adjusted EPS growth.

Performance-based cash incentive program 100% based on the attainment of financial performance measures

For 2020, the annual ICP will once again be comprised solely of company-wide financial performance metrics. To better align with the measures that we report externally, Adjusted EBITDA will replace Management EBITDA and represent 40% weighting. The other components of the ICP will remain the same as 2019 and are sales growth, increased to 40% weighting, and net working capital as a percentage of sales at 20% weighting.

COMPENSATION PHILOSOPHY & OBJECTIVES — HOW WE MAKE COMPENSATION DECISIONS

Our Compensation Philosophy and Objectives

Our philosophy is to offer an executive compensation program that enables us to attract, motivate, reward and retain high-performing executives who are capable of creating and sustaining value for our stockholders over the long term. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to our success. We believe that it is important to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of both short-term and long-term goals and objectives, including the acceleration of our global growth strategy, and individual performance objectives. Pay received by executives is intended to be commensurate with organizational performance, individual performance, and labor market conditions. As part of its oversight responsibility, the Compensation and Human Resources Committee considers the impact of our risk profile and seeks to maintain a balanced compensation program that does not incentivize undue or inappropriate risks that are reasonably likely to have a material adverse effect on us.

Role of the Compensation and Human Resources Committee and our Executive Officers

Our Compensation and Human Resources Committee recommended the 2019 compensation of our Chief Executive Officer, which was ultimately approved by our Board of Directors, and determined the compensation of each of our other named executive officers. In recommending the compensation of our Chief Executive Officer, the Compensation and Human Resources Committee takes into account its review of the Chief Executive Officer’s performance and any other factors it deems relevant. In setting the compensation of our other executive officers, the Compensation and Human Resources Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation and Human Resources Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this Annual Report.

Guidance from Independent Compensation Consultant

FW Cook provides executive compensation consulting services to the Compensation and Human Resources Committee. In 2019, FW Cook provided services related to the review of the 2019 compensation program, including a review of peer group compensation data; the setting of performance goals in our performance-based cash incentive plans; the setting of equity award levels under our long-term incentive plan; assistance with this CD&A; and a review of trends in executive compensation. FW Cook is retained by and reports to the Compensation and Human Resources Committee and, at the request of the Compensation and Human Resources Committee, participates in committee meetings. FW Cook did not provide any additional services, beyond what has already been stated above, to the Company in 2019. The Compensation and Human Resources Committee reviewed the independence of FW Cook under NYSE and SEC rules and concluded that the work of FW Cook has not raised any conflict of interest.

Benchmarking

Market practices are one of our considerations when determining our executive compensation levels and program design. While we review external market practices for all compensation elements by individual to ensure that we provide programs designed to attract, motivate, retain and reward talented executives, we target the overall named executive officer group at the market median for each compensation element.

Each year our Compensation and Human Resources Committee, with assistance from FW Cook, reviews and evaluates the market landscape and composition of our peer group for appropriateness. The Compensation and Human Resources

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Committee primarily identifies companies that have business models similar to ours, that are of comparable size based on market capitalization, revenues and EBITDA, and that represent an appropriate cross section of the industries and geographies in which we are engaged or serve (i.e., they include companies in the biopharma, healthcare, and life sciences industries). As part of this evaluation process for 2019, the Compensation and Human Resources Committee reviewed market data regarding the compensation programs implemented by the following peer group of companies:

Agilent Technologies, Inc. Baxter International, Inc. Bio-Rad Laboratories, Inc. Bruker Corporation Edwards Lifesciences Corporation Hologic, Inc. IDEXX Laboratories, Inc. Illumina, Inc.	IQVIA Holdings Inc. Mettler-Toledo International Inc PerkinElmer Inc. QIAGEN N.V. Varian Medical Systems, Inc. Waters Corporation Zimmer Biomet Holdings, Inc.

At the time of the Compensation and Human Resources Committee’s compensation review, relative to its peer group of companies Avantor was at the 81st percentile for revenue, 76th percentile for EBITDA and 63rd percentile for the number of employees.

Accounting and Tax Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing compensation programs so that our programs meet regulatory requirements and efficiently deliver compensation. While these factors may impact plan designs, ultimately, decisions reflect the pay strategy of the Company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows tax deductions to publicly-held companies for individual compensation over $1 million paid to certain executive officers in a taxable year. Historically, compensation above $1 million could be deducted if it was considered “performance-based compensation” within the meaning of the Code, but as a result of tax legislation enacted at the end of 2017, this exemption is no longer available.

Currently, but subject to final rules with respect to the new tax legislation, we are able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period under Section 162(m) for corporations that become publicly traded before December 31, 2019. This transition period applies until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which this offering occurs, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), as a result of the elimination of the performance-based compensation exemption, as described above, we would not expect that the Compensation and Human Resources Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions.

ELEMENTS OF COMPENSATION — WHAT WE PAY AND WHY

In connection with and following our initial public offering, the Compensation and Human Resources Committee undertook a comprehensive review of our executive compensation in 2019. This section describes our executive compensation programs for 2019.

Base Salary

Base salary compensates executives for performing the requirements of their positions and provides executives with a predictable and stable level of cash income with respect to a portion of their total compensation. The Compensation and Human Resources Committee determines (or, in the case of our Chief Executive Officer, recommends to the Board, which then determines) base salaries for our executive officers that it believes align with its compensation objectives to attract and retain key executives. Base salaries are subject to the Compensation and Human Resources Committee’s annual review, and the Compensation and Human Resources Committee generally uses the market median of our peer group as a reference when setting or recommending base salaries for the executive officers. The annual review includes a review of competitive market compensation data, each executive officer’s compensation relative to other officers in the Company, position and responsibilities, and individual performance over given periods. The Compensation and Human Resources Committee also considers general economic and industry conditions, company performance and executive compensation trends. In addition, the Compensation and Human Resources Committee consults with the Chief Executive Officer when reviewing and considering changes to the base salaries of the executive officers other than our Chief Executive Officer.

Avantor 2020 Proxy Statement	35

It is the Compensation and Human Resources Committee’s philosophy that most executive officers should be provided salaries generally consistent with the market median based upon similarly situated executive officers of the companies comprising our peer group. Variations to this objective could occur as dictated by the experience level of the individual and market factors, as well as our performance, general economic conditions, retention concerns and other individual circumstances. Based on these considerations, actual base salary can be higher or lower than the peer group median for similarly situated executive officers.

As described earlier in this section, in connection with our initial public offering our Board of Directors approved certain adjustments to Mr. Stubblefield which increased his base salary to $1,085,000 and removed certain perquisites and guaranteed payments. None of our other named executive officers received adjustments to base salary in 2019.

Performance-Based Cash Incentive Compensation

During 2019, we maintained the 2019 Incentive Compensation Plan (the “ICP”), in which all of our named executive officers participated. The ICP is designed to encourage and reward contributions toward achieving our business goals. The ICP provides for a bonus opportunity based on achievement of three company-wide financial targets (discussed below) and, other than Mr. Stubblefield, individual performance. Bonus opportunities (expressed as a percentage of base salary) under the ICP are reviewed annually by the Compensation and Human Resources Committee. Actual bonus payments under the ICP for a given year, if any, are determined based on predetermined performance measures approved by the Compensation and Human Resources Committee. The predetermined performance measures are consistent with our financial and operational objectives for the year. The Compensation and Human Resources Committee has discretion to modify all or any portion of any award as it deems necessary or appropriate.

For 2019, our Board of Directors and Compensation and Human Resources Committee established company-wide Management EBITDA (60%), Sales Growth (20%) and Net Working Capital as a percentage of sales (20%), each calculated on a constant currency basis, as the company-wide financial targets. For the definition of Management EBITDA and reconciliation to the most directly comparable measure under GAAP, see “Appendix A-- Non-GAAP Financial Measurements”. Net working capital is defined as total accounts receivable plus inventory less accounts payable, and is measured as the quarterly average of net working capital divided by the trailing 12 months of sales. Net working capital as a percentage of sales was tested on a quarterly basis with performance in each quarter being ascribed a target value of 5%. Constant currency measures are calculated using fixed foreign currency exchange rates based on the average of the prior year’s monthly average rates. These rates are generally established at the beginning of the year in connection with the development of the operating plan for the year, in order to ensure that management is focused on long-term growth and not on short-term changes in foreign currency exchange rates. Our Board of Directors and Compensation and Human Resources Committee chose these financial targets because they are key measure used by management to set business goals and evaluate our financial results and profitability. Management EBITDA is used by our senior management to establish financial earnings targets in its annual operating plan.

In order to fund any portion of the ICP, the Company must first meet the minimum constant currency Management EBITDA target, which was $1,094.0 billion for 2019. If this threshold is not met, the plan is not funded and no payouts are made. Upon achievement of the minimum constant currency Management EBITDA, payouts under each component of the ICP start at a 50% funding level and graduate on a straight-line basis to the applicable target for a 100% payout based on actual performance for the relevant metric (Management EBITDA, sales growth and net working capital as a percentage of sales). Each component then graduates on a straight-line basis to the applicable stretch target for a 200% payout. The payout to an ICP participant cannot exceed 300% of the participant’s total ICP opportunity.

The table below provides threshold, target and stretch financial targets under the 2019 ICP, as well as actual results. The Compensation and Human Resources Committee approved the Company funding percentage under the 2019 ICP of 68%.

(dollars in millions)	Weighting	Threshold	Target	Stretch	Actual	Achievement as a percent of target	Weighted payout percentage
Management EBITDA	60%	$1,094.0	$1,140.0	$1,232.0	$1,120	78%	47%
Sales Growth	20%	6,087.0	6,206.0	6,444.0	6,158.0	80%	16%
Net working capital as a percentage of sales(1)	20%	18.6%	18.6%	17.4%	19.2%	25%	5%
Company funding percentage							68%

(1)	Amounts shown in the Threshold, Target and Stretch columns represent the average of the quarterly measures. The quarterly target amounts were 19.2%, 18.6%, 18.0%, and 17.4%.

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For 2019, for participating executives other than Mr. Stubblefield, a personal performance modifier will also be applied for purposes of the bonus calculation. This modifier is based on the achievement of a combination of personal goals, such as driving company strategy and results, excellence and innovation, customer focus, accountability and judgement. These goals are not weighted for purposes of evaluating personal performance.

The following table illustrates the target bonus calculation formula for 2019, except that Mr. Stubblefield’s bonus calculation formula does not provide for a personal performance modifier and his maximum bonus percentage is fixed:

		Cash bonus target	×	Performance factors			=	Cash bonus

Base Salary	×	Target bonus opportunity (expressed as a percentage of base salary)		Company performance (expressed as a percentage of target bonus)	×	Personal performance modifier (expressed as a percentage of target bonus)	=	Annual cash bonus award

		75% to 165% target bonus based on role		50%-200%		0%-150%

The table below sets forth the target and stretch bonus opportunity percentages for the participating named executive officers for 2019. Stretch bonus percentages assume maximum achievement of each ICP target and applies the stretch personal performance modifier for all executives other than Mr. Stubblefield.

Name	Target % of base salary	Stretch % of base salary

Michael Stubblefield(1)	165%	330%
Thomas Szlosek	150%	450%
Bjorn Hofman	80%	240%
Ashish Kulkarni	75%	225%
Devashish Ohri	75%	225%

(1)

In connection with the execution of his amended and restated employment agreement in April 2019, Mr. Stubblefield’s bonus opportunity for target level performance was reduced from 200% to 165% of base salary for the 2019 calendar year. His payout for threshold level performance remained equal to 100% of base salary.

The Company performance and the personal performance modifier were calculated for each of our named executive officers (other than Messrs. Stubblefield and Kulkarni), weighted accordingly and added in order to determine the named executive’s cumulative ICP payout percentage. This cumulative ICP payout percentage was multiplied by each named executive officer’s target bonus amount to yield the named executive’s award amount for the year. The 2019 annual cash-based ICP awards for each of the named executive officers are set forth in the Summary Compensation Table.

Additional details regarding the dollar value of threshold, target and stretch bonus payout opportunities for 2019 are provided under “Executive compensation tables — Grants of plan-based awards.”

Long-Term Incentive Programs

Our Compensation and Human Resources Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent.

Historically, grants have not been made on an annual basis, and instead were made upon an executive’s commencement of employment with us, when an executive received a promotion into a more senior-level position or to reward performance. In connection with our initial public offering, we adopted the 2019 Equity Incentive Plan, which enables us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other equity- and cash-based awards, and to subject those awards to vesting to promote a long-term perspective. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2019 Equity Incentive Plan. The purpose of the 2019 Equity Incentive Plan is to provide incentives that will attract, retain and motivate high-performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards through a proprietary interest in our long-term success.

At the time of our initial public offering after consultation with FW Cook and after a review of our peer group and in acknowledgment of the fact that following the acquisition of VWR in 2017, pre-initial public offering grants to executive officers were made in the form of premium-priced options, we made one-time grants of restricted stock units to named executive officers that were designed to better align their compensation with market practices. Since our initial public offering, no premium priced options have been granted.

Avantor 2020 Proxy Statement	37

Long-term equity awards since the VWR acquisition are set forth below:

	Post-VWR acquisition Pre-IPO options			RSU awards at IPO
Name	Awards (#)	Option exercise price ($)(1)	Premium to share value at date of grant(1)	Awards (#)	Grant price ($)
Michael Stubblefield	3,380,200	23.21	65%	1,000,000	14.00
Thomas Szlosek	1,352,080	23.21	65%	185,714	14.00
Bjorn Hofman	1,352,080	23.21	65%	157,143	14.00
Ashish Kulkarni	405,625	23.21	65%	128,571	14.00
Devashish Ohri	540,830	23.21	65%	157,143	14.00

(1)

There was no established public trading market for the Company’s common stock when these options were granted. Based on the most recent valuation (at the time the options were granted) of the “fair market value” of a share of the Company’s common stock of $14.06.

The restricted stock units awarded to our named executive officers vest over a four-year period with 25% vesting on each anniversary of the date of grant, subject to the named executive officer’s continued employment through the applicable vesting date; provided, that upon the occurrence of a change in control and subject to the named executive officer’s continuous employment through the date of such change in control, all then-unvested restricted stock units will fully vest.

Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive compensation tables — Outstanding equity awards at December 31, 2019.”

Guaranteed, sign-on and discretionary bonuses

From time to time, we may award guaranteed, sign-on and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

Mr. Stubblefield’s pre-initial public offering employment arrangement provided for a $130,000 cash bonus to be paid on February 15th of each calendar year, subject to Mr. Stubblefield’s continued employment on each applicable payment date. This bonus was paid on February 15, 2019. In connection with our initial public offering, Mr. Stubblefield’s employment arrangement was amended to remove this cash bonus in subsequent years. See “Executive Summary-2019 Compensation Actions for our Named Executive Officers-Summary of Actions.”

In connection with Dr. Kulkarni’s decision to join our company, in July 2016 we provided him with the opportunity to earn a bonus of up to $2,948,000. Under the terms of the bonus arrangement, twenty-five percent of the bonus accrues and becomes payable on May 3 of the following four years subject to Dr. Kulkarni’s continued employment with us. In 2019 we made a bonus payment of $737,000 to Dr. Kulkarni. With Dr. Kulkarni’s departure from the Company at the end of 2019, the 2020 bonus payment has been forfeited.

Other Components of 2019 Executive Compensation Program

Retirement and Other Benefits

U.S. Pension plan. We sponsor a defined benefit pension plan that was frozen on May 31, 2005 (the “U.S. Pension Plan”). In 2016, we made a decision to re-open the U.S. Pension Plan solely for purposes of providing a cash balance benefit to U.S. employees (except employees covered by collective bargaining agreements). For 2019, an amount equal to 2% of each eligible employee’s compensation was allocated by us to the U.S. Pension Plan on a quarterly basis. All contributions to the U.S. Pension Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek, Hofman and Kulkarni are eligible to participate in and receive benefits under the U.S. Pension Plan. Additional details regarding this pension plan are provided under “Executive Compensation Tables-Pension Benefits.”

Indian provident fund. Our Indian subsidiary, Avantor Performance Materials India Limited, participates in the Indian employee provident fund, which is a cash balance benefit plan. Each year, contributions in the amount of 12% of the employee’s base salary are made by each individual participant in the plan and the employer. Amounts in the plan bear interest depending on the annual performance of the plan, including certain minimum amounts as set by Indian law. Retirement benefits may be paid

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when the employee reaches the normal retirement age under the plan of 55. Mr. Ohri was eligible to participate in the Indian Provident Fund in 2019.

Savings plan. We sponsor the Avantor, Inc. Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan available to all U.S.-based employees, including our U.S.-based named executive officers. Our employees are able to contribute, on a before-tax basis, up to 99% of their earnings to the Savings Plan, up to the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of contributions to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. Company contributions to the Savings Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek, Hofman and Kulkarni are eligible to participate in the Savings Plan. Our contributions to named executive officers’ respective Savings Plan accounts is reflected in the column “All Other Compensation” of the Summary Compensation Table.

Supplemental savings retirement plan. Mr. Stubblefield was eligible to participate in the Avantor Supplemental Savings Retirement Plan (the “SSRP”). The SSRP is a nonqualified deferred compensation plan that became effective on November 14, 2013 and was closed to additional contributions in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual cash bonus awards. In addition, the SSRP allowed us to credit certain matching amounts to the notional account of each eligible participant for each year. These matching amounts were provided to restore matching amounts to which the participant would otherwise be entitled under the applicable Savings Plan, but which are limited due to earnings limitations under federal income tax rules. Additional details regarding this plan are provided under “Executive Compensation Tables-Supplemental Savings Retirement Plan.”

Perquisites and Other Personal Benefits

Our Compensation and Human Resources Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The perquisites and other benefits provided to our named executive officers in 2019 included an automobile allowance for Mr. Stubblefield equal to $30,000, which was discontinued following the amendments to Mr. Stubblefield’s employment agreement in April 2019.

Our named executive officers are offered health coverage and disability insurance under the same programs as all other salaried employees.

Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Compensation and Human Resources Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his employment terminated on December 31, 2019, is provided under “Termination and Change in Control Arrangements.”

Departure of Messrs. Hofman and Kulkarni

Each of Messrs. Hofman and Kulkarni left the Company effective December 31, 2019. See “Termination and change in control arrangements — Departure of Dr. Kulkarni” for further details regarding his departure.

Avantor 2020 Proxy Statement	39

Stock Ownership Guidelines

We maintain stock ownership guidelines that are intended to align the economic interests of our executive officers with those of our stockholders. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright; shares owned jointly with or separately by the individual’s spouse and/or children; shares held in trusts, brokerage accounts, deferred accounts, employee benefit or savings plans or any other personal account for which beneficial ownership would be attributed; unvested restricted stock and restricted stock units; and unexercised stock options which have vested (in an amount equal to the difference between the option price and the current share price). These guidelines were established in November 2019 and set the following target levels:

Title	Stock Ownership Multiple
Chief Executive Officer	6 times base salary
Chief Financial Officer and Segment Leaders	3 times base salary
Other executive officers	2 times base salary

Each of our executives must attain the minimum stock ownership level within 5 years from the later of the adoption of the guidelines and the commencement date of employment and, until the minimum stock ownership is met, an executive officer is generally prohibited from selling shares of Company stock if they would not meet the applicable stock ownership guideline after the sale, with the exception of sales to pay the exercise price of stock options, or to cover taxes at the time of vesting. As of December 31, 2019, each of Messrs. Stubblefield, Szlosek and Ohri have met their ownership requirements.

Hedging, Short Sales and Pledging Policies

In connection with our initial public offering, we adopted a Policy on Insider Trading, which applies to all directors, officers and employees and includes our policies on hedging, short sales and pledging of our securities. The policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards and collars. It also prohibits short sales of our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Insider Trading Compliance Officer, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

2019 Employee Stock Purchase Plan

In connection with the initial public offering, we adopted the Avantor, Inc. 2019 Employee Stock Purchase Plan (the “Avantor ESPP”). Offering periods under the Avantor ESPP commenced in January 2020. The Avantor ESPP is designed to encourage employees to become stockholders and to increase their ownership of our common stock. We amended the ESPP as of November 1, 2019 to provide that the maximum number of shares of common stock which may be issued pursuant to the Avantor ESPP may not exceed 2,000,000 shares. Shares of our common stock issued under the Avantor ESPP will be issued at a discount to market of 15% and with an offering period equal to six months; provided, that pursuant to the November 1, 2019 amendment, the maximum number of shares that may be purchased in any offering period may not exceed 100,000 individually, or in total. The Avantor ESPP is also intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our Compensation and Human Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and by reference in Avantor’s Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by the Compensation and Human Resources Committee of the Board of Directors.

Matthew Holt, Chair

Rakesh Sachdev

Christi Shaw

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6,7]	Total ($)

Michael Stubblefield Director, President and Chief Executive Officer	2019 2018	984,308 700,000	130,000 130,000	14,000,000 —	— —	1,282,296 1,610,000	5,135 —	593,526 282,311	16,995,265 2,722,311

Thomas Szlosek Executive Vice President and Chief Financial Officer	2019 2018	600,000 46,154	— 225,000	2,599,996 —	— 7,131,410	765,000 —	869 —	11,200 —	3,977,065 7,402,564

Bjorn Hofman Executive Vice President and Chief Operating Officer	2019 2018	450,000 450,000	— —	2,200,002 —	— —	244,800 414,000	5,290 —	148,685 2,049,796	3,048,777 2,913,796

Ashish Kulkarni Executive Vice President and Chief Technology Officer	2019	400,000	737,000	1,799,994	—	—	5,177	2,126,062	5,068,233

Devashish Ohri Executive Vice President, IMEA	2019	366,807	—	2,200,002	—	92,087	—	633,423	3,292,319

(1)

Amounts reflect the named executive officer’s base salary earned for 2019 and 2018, as applicable. For Mr. Ohri, who is based in India, the amount reflects his salary earned in 2019, and has been converted from Indian rupees to U.S. dollars using the average of the monthly average exchange rates for 2019 (0.01420).

(2)

Amounts reflect the additional annual bonus paid to Mr. Stubblefield pursuant to the terms of the Stubblefield Agreement (as described below), the 2018 sign-on bonus payment under Mr. Szlosek’s EVP Employment Agreement, and the 2019 payment under Dr. Kulkarni’s sign-on bonus arrangement. See “Narrative disclosure to summary compensation table and grants of plan-based awards — Employment arrangements” and “Elements of compensation — What we pay and why — Guaranteed, sign-on and discretionary bonuses.”

(3)

The amounts reflected in these columns represent the aggregate grant date fair value of awards granted to the named executive officer by us in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”), disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 18 to our audited financial statements included in our annual report on Form 10-K for fiscal 2019.

(4)

Amounts reflect performance-based cash incentive awards under the ICP or predecessor plans for 2019 and 2018, as applicable. For more information on the terms of the cash incentive plan, see “Elements of Compensation — What We Pay and Why — Performance-Based Cash Incentive Compensation.” The ICP award for Mr. Ohri has been converted from Indian rupees to U.S. dollars based on the exchange rate as of the close of business on December 31, 2019 (0.01404).

(5)

For Messrs. Stubblefield, Szlosek, Hofman and Kulkarni, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the U.S. Pension Plan in 2019. See “Elements of compensation — What we pay and why — Other components — retirement and other benefits” for more information.

(6)	All other compensation for 2019 includes:

	Company savings plan match (a)($)	Automobile allowance ($)	Company provident fund match (b)($)	Severance (c) ($)	Total ($)
Michael Stubblefield	11,200	8,077	—	—	19,277
Thomas Szlosek	11,200	—	—	—	11,200
Bjorn Hofman	11,200	—	—	—	11,200
Ashish Kulkarni	11,200	—	—	713,943	725,143
Devashish Ohri(b)	—	—	15,745	—	15,745

(a)	Amounts represent our contributions to the Savings Plan on behalf of such executive.

Avantor 2020 Proxy Statement	41

(b)

Amounts represent our contributions to the Provident Fund on behalf of Mr. Ohri and have been converted from Indian rupees to U.S. dollars using the average of the monthly average exchange rates for 2019 (0.01420).

(c)	Amounts reflect payments to Dr. Kulkarni accrued in 2019 in connection with his departure. See “Termination and change in control Arrangements—Departure of Dr. Kulkarni” for further details.

(7)

Amounts shown in this column also include the aggregate amount of cash payments paid or credited to Messrs. Stubblefield, Hofman, Kulkarni and Ohri in 2019 and 2018 to prevent the dilution of their outstanding equity awards under the Avantor Funding, Inc. Equity Incentive Plan (the “Legacy Avantor Equity Plan”) in connection with our June 2016 refinancing, our September 2016 refinancing and the related June CPEC repurchase and October 2016 dividend to our stockholders. Such payments were not factored into the grant date fair values of the awards. The following table indicates such cash payments paid or expected to be paid in the fiscal year indicated:

	Fiscal 2018 payments	Fiscal 2019 payments	Expected fiscal 2020 payments
Michael Stubblefield	$244,061	$574,249	$468,352
Bjorn Hofman	2,083,795	137,485	—
Ashish Kulkarni	—	1,400,919	—
Devashish Ohri	—	617,678	37,496

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards issued to our named executive officers in 2019.

Name	Award type	Grant date(1)	Board of Directors approval date	Estimated future payments under Non-equity incentive plan awards(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities under- lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Michael Stubblefield	ICP			1,085,000	1,790,250	3,580,250
	RSUs	5/21/19	4/25/19				1,000,000			14,000,000
Thomas Szlosek	ICP			—	900,000	2,700,000
	RSUs	5/21/19	4/25/19				185,714			2,599,996
Bjorn Hofman	ICP			—	360,000	1,080,000
	RSUs	5/21/19	4/25/19				157,143			2,200,002
Ashish Kulkarni	ICP			—	300,000	900,000
	RSUs	5/21/19	4/25/19				128,571			1,799,994
Devashish Ohri(5)	ICP			—	275,105	825,316
	RSUs	5/21/19	4/25/19				157,143			2,200,002

(1)	Restricted stock units were granted on May 21, 2019, the first day that our common stock was publicly-traded.
(2)

These columns reflect the potential payments under the ICP for 2019 performance including maximum achievement of the corporate targets and personal performance objectives, to the extent applicable. Further details regarding the 2019 ICP, including the corporate target and personal performance modifier are provided above under “Performance-based cash incentive compensation.”

(3)	Represents RSUs.
(4)	Amounts reflect the aggregate grant date fair value of RSUs granted in 2019 computed in accordance with Topic 718, disregarding the effect of estimated forfeitures.
(5)

The target and maximum amounts for Mr. Ohri are calculated based on the conversion of his 2019 base salary to U.S. dollars using the exchange rates described in footnote (1) to the summary compensation table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019

Employment arrangements

We have entered into written agreements with each of our named executive officers governing the terms of their respective employment with us.

Mr. Stubblefield’s employment agreement

We entered into an amended and restated employment agreement with Mr. Stubblefield, effective as of April 10, 2019 (the “Stubblefield Agreement”), pursuant to which Mr. Stubblefield serves as our Chief Executive Officer. The Stubblefield Agreement continues until terminated by either party providing at least 90 days’ written notice (other than in the event of a termination of Mr. Stubblefield by the Company for “cause” (as defined in the Stubblefield Agreement)).

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The Stubblefield Agreement provides for a base salary of $1,085,000 per year, subject to review and adjustment no less frequently than annually by our Board, as well as the opportunity to earn an annual bonus in a threshold amount of 100% of base salary, a target amount equal to 165% of base salary and a maximum amount equal to 330% of base salary in accordance with the terms of his employment agreement and the financial metrics under the Company’s annual bonus plan. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

In addition, the Stubblefield Agreement provides Mr. Stubblefield with standard benefits normally provided to other senior executives, including payment for or reimbursement of commercially reasonable out-of-pocket business expenses; four weeks of paid vacation; and certain payments and benefits in the event that Mr. Stubblefield’s employment is terminated under specified circumstances, subject to compliance with certain restrictive covenants, as described under “Termination and change in control arrangements.”

Employment agreements with Messrs. Szlosek, Hofman, Kulkarni and Ohri

We entered into employment agreements with Mr. Hofman, effective as of November 21, 2017, with Dr. Kulkarni, effective November 10, 2017, (which was amended and restated on April 2, 2019), with Mr. Ohri, effective November 10, 2017, and with Mr. Szlosek, effective as of December 3, 2018 (each an “EVP Employment Agreement” and collectively, the “EVP Employment Agreements”) pursuant to which each serves or served, as applicable, in the positions and with a base salary as described above. Mr. Hofman’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 80% of base salary. Mr. Szlosek’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 150% of base salary. Messrs. Kulkarni and Ohri EVP Employment Agreements provide for the opportunity to earn an annual bonus with a target amount equal to 75% of base salary. Each EVP Employment Agreement provides the applicable named executive officer with the opportunity to earn an annual bonus in accordance with the terms of the 2019 ICP. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

Pursuant to their respective EVP Employment Agreements, each applicable named executive officer is also provided with all standard benefits that we normally provide to other similarly-situated executives. Each named executive officer is provided with four weeks (or six weeks in the case of Mr. Ohri) of, paid vacation per year. Each EVP Employment Agreement also provides for certain payments and benefits in the event that the applicable named executive officer’s employment is terminated under specified circumstances. See the additional information provided under “Termination and change in control arrangements.”

Avantor 2020 Proxy Statement	43

Outstanding Equity Awards at December 31, 2019

The following table provides information as of December 31, 2019, regarding the outstanding equity awards of our named executive officers under the 2019 Equity Incentive Plan, the Vail Holdco Corp Equity Incentive Plan (the “Vail Plan”) and Legacy Avantor Equity Plan. See “Long term incentive program” for more information.

		Option awards					Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexer- cisable(1)(2)	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(3)	Market value of shares or units of stock that have not vested ($)(4)
Michael Stubblefield	5/21/19	—	—	—			1,000,000	18,150,000
	12/13/17	2,366,140	1,014,060	—	23.21	12/13/27
	9/30/16	562,500	187,500	—	13.11	9/30/26
	1/20/16	32,375	25,000	—	4.19	1/20/26
	5/12/14	1,290,970	—	—	1.60	5/12/24
	5/12/14	430,325	—	—	3.13	5/12/24

		4,682,310	1,226,560	—

Thomas Szlosek	5/21/19	—	—	—			185,714	3,370,709
	12/3/18	743,644	608,436	—	23.21	12/3/28

		743,644	608,436	—

Bjorn Hofman	5/21/19	—	—	—			157,143	2,852,145
	12/13/17	946,450	405,630	—	23.21	12/13/17
	9/30/16	206,250	68,750	—	13.11	9/30/26
	9/18/14	860,645	—		1.60	9/18/24

		2,013,351	474,380	—

Ashish Kulkarni	5/21/19	—	—	—			128,571	2,333,563
	12/13/17	283,937	121,688	—	23.21	12/13/27
	6/20/17	485,645	375,000	—	6.97	6/20/27

		769,582	496,688	—

Devashish Ohri	5/21/19	—	—	—			157,143	2,852,145
	12/13/17	378,580	162,250	—	23.21	12/13/27
	9/30/16	56,250	18,750	—	13.11	9/30/26
	3/24/15	215,160	—	—	1.60	3/24/25
	9/18/14	143,440	—	—	1.60	9/18/24

		793,430	181,000	—

(1)

The stock options granted in 2017 and 2018 vest as follows: 60% vest annually on the date of grant over four years and the remaining 40% vested upon the occurrence of our initial public offering, in each case subject to the executive’s continued employment. In the event of a change in control prior to an applicable vesting date, any then unvested time-vesting options shall vest, subject to the named executive officer’s continued employment through each such date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Vail Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then-vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In the event of such executive’s termination for “cause,” all options, whether exercisable or not, will be immediately forfeited for no consideration.

(2)

The stock options granted in 2014-2016 have a ten-year term, and vest 25% per year commencing on the first anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Legacy Avantor Equity Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then-vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In November 2017, in connection with the acquisition of VWR and the subsequent restructuring, the Company exercised its right to repurchase a portion of Messrs. Stubblefield, Hofman, Kulkarni and Ohri’s vested and unvested options and restricted shares, as applicable, in exchange for a combination of cash, our common stock and shares of our junior convertible preferred stock. The table reflects the effects of these repurchases and the repricing of any options in connection therewith.

(3)

The restricted stock unit awards were granted subject to time-based vesting conditions such that 25% of the award vests on each anniversary of the date of grant, subject to the named executive officer’s continued employment through such date.

(4)	Market value is calculated based on the closing price of Avantor’s Common Stock on December 31, 2019 as reported on the NYSE ($18.15 per share) times the number of RSUs.

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Our shares of common stock, including shares held by our named executive officers, are subject to the terms of our Stockholders Agreement, dated November 21, 2017. Under the Stockholders Agreement, we have specified repurchase rights with respect to shares of common stock held by our employees in the event of an employee’s termination. Specifically, we may repurchase an employee’s shares of common stock for a 210-day period commencing on the fifth day after the later of (i) the date that is six months after the date of the acquisition of the shares (whether by exercise of options or grant of shares) and (ii) the termination date. During this period, we may repurchase the shares for their fair market value if the employee stockholder’s employment is terminated by us other than for cause, by the employee stockholder with good reason prior to the second anniversary of the initial acquisition date, by the employee stockholder with or without good reason on or following the second anniversary of the initial acquisition date, or by reason of the employee stockholder’s death, disability or incompetency. In the event of a termination of employment by us for cause or by the employee stockholder without good reason prior to the second anniversary of the grant date, we may repurchase the shares for the lesser of (i) the amount paid by such stockholder to acquire the shares (or in the case of shares initially issued as restricted shares, $0.01) and (ii) fair market value. With respect to unvested restricted shares, we may repurchase any such shares held by a terminated employee for a price of $0.01 per share during a specified call period, which begins on the fifth day after the later of (i) the date that is six months after the grant date and (ii) the termination date.

Options Exercised and Stock Vested

None of the outstanding stock options held by our named executive officers were exercised in 2019. See “Long term incentive program” for more information regarding the vesting schedule of the awards granted under the Vail Plan and the Legacy Avantor Equity Plan.

The table below reflects the vesting on March 24, 2019 of restricted shares granted to Mr. Stubblefield pursuant to the Legacy Avantor Equity Plan on March 24, 2015.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)[1]
Michael Stubblefield	—	—	2,195	30,871
Thomas Szlosek	—	—	—	—
Bjorn Hofman	—	—	—	—
Ashish Kulkarni	—	—	—	—
Devashish Ohri	—	—	—	—

(1)

There was no established public trading market for the Company’s common stock when Mr. Stubblefield’s restricted shares vested on March 24, 2019. Based on the then most recent valuation of the “fair market value” of a share of the Company’s common stock of $14.06 prior to the date of vesting.

Pension Benefits

United States

The Company sponsors the U.S. Pension Plan, which is a funded and tax-qualified defined benefit retirement plan. The U.S. Pension Plan provides for two types of benefits based on (i) years of service for substantially all full-time U.S. employees of the legacy VWR business who completed one full year of service by May 31, 2005 and (ii) beginning in 2016, an annual company contribution that grows at a defined rate for substantially all full-time U.S. employees of the legacy VWR business (the “Cash Balance Contribution”). The U.S. Pension Plan excludes employees of the legacy Avantor business or that are covered by a collective bargaining agreement. The U.S. Pension Plan was frozen on May 31, 2005 but re-opened in 2016 solely for purposes of making Cash Balance Contributions. Cash Balance Contributions under the U.S. Pension Plan were closed to new entrants as of January 1, 2019.

In 2019, Cash Balance Contributions were made to each eligible U.S. employee in an amount equal to 2% such eligible employee’s compensation and allocated to the U.S. Pension Plan on a quarterly basis. This cash balance benefit replaces performance-based contributions made by the Company under the Savings Plan. All Cash Balance Contributions are fully- vested upon contribution. The defined rate of growth for Cash Balance Contributions will be equal to the average yield on the 2-year treasury constant maturity rate for the second month preceding the first day of the plan year.

Avantor 2020 Proxy Statement	45

The amount reported in the table below represents the present value of the accumulated pension benefit at December 31, 2019 for Messrs. Stubblefield, Szlosek, Hofman and Kulkarni under the plan based upon the assumptions described in the footnote below. No payments were made in 2019 from the plans to any of our named executive officers.

Name	Plan name	Number of years credited service	Present value of accumulated pension benefit ($)
Michael Stubblefield(1)	U.S. Pension Plan	2	5,135
Thomas Szlosek(1)	U.S. Pension Plan	1	869
Bjorn Hofman(1)	U.S. Pension Plan	2	6,192
Ashish Kulkarni(1)	U.S. Pension Plan	1	5,177

(1)

The accumulated pension benefit is based on eligible 2019 compensation. The present value has been calculated assuming Messrs. Stubblefield, Szlosek, Hofman and Kulkarni will remain in service until age 65 at an interest rate of 2.86% and converted to a normal retirement annuity thereafter. The discount rate assumption is 3.34%. None of our named executive officers are retirement eligible under the U.S. Pension Plan.

Supplemental Savings Retirement Plan

Mr. Stubblefield was eligible to participate in the Supplemental Savings Retirement Plan (the “SSRP”). The SSRP was a nonqualified deferred compensation plan that became effective November 14, 2013 and was closed to additional contribution in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Earnings and losses on each notional account are credited based on the performance of the benchmark funds available under the SSRP that the participant selects. Any deferred amounts and earnings and losses thereon will be credited to a notional account for the applicable participant and become a liability for us to such participant.

The table below provides information with respect to Mr. Stubblefield’s SSRP notional accounts.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate (withdrawals) distributions ($)	Aggregate balance at last FYE ($)
Michael Stubblefield	—	—	438	—	1,958

Termination and change in control arrangements

Stubblefield Agreement

Involuntary termination without cause (other than due to death or disability) or voluntary termination for good reason. In the event Mr. Stubblefield’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in the Stubblefield Agreement), in each case, subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to two times his then-current base salary (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan), paid in equal installments in accordance with our standard payroll policies, for a period of 24 months (or 36 months if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

an amount equal to his then-current target bonus opportunity (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), paid in equal installments in accordance with our standard payroll policies, for a period of 12 months (or 36 months if such termination occurs within a two year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

•

continued medical insurance benefits that Mr. Stubblefield would otherwise be eligible to receive as an active employee for 24 months (or 36 months if such termination occurs within a two year period following a “change in control”) following the termination date, or, if earlier, until the date upon which Mr. Stubblefield becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in the Stubblefield Agreement, Mr. Stubblefield agreed not to disclose our confidential information at any time, and for the period during which he is employed by us and for the one-year period thereafter, he has also agreed not to solicit our employees or customers, compete with us, or interfere with our business. In addition, Mr. Stubblefield has agreed not to disparage us at any time, and we have agreed to instruct our officers and directors not to publicly disparage Mr. Stubblefield.

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Section 280G “Golden Parachute” Treatment. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position.

EVP employment agreements with Messrs. Szlosek, Hofman, Kulkarni and Ohri

Involuntary Termination without “Cause” Not Following a Change in Control. In the event that any of Messrs. Szlosek, Hofman, Kulkarni or Ohri is terminated by us without “cause,” other than within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements), subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one times (one and a half times in the case of Messrs. Hofman and Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one times (one and a half times in the case of Messrs. Hofman and Szlosek) his then-current target bonus opportunity, prorated for the year of such termination, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer would otherwise be eligible to receive as an active employee for 12 months (six months in the case of Mr. Ohri) following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Involuntary termination without cause or voluntary termination for good reason following a change in control. In the event that any of Messrs. Szlosek, Hofman, Kulkarni or Ohri are terminated by us without “cause” or resigns for “good reason,” in each case within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements) and subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

•

an amount equal to one and a half times (two times in the case of Messrs. Hofman and Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

an amount equal to one and a half times (two times in the case of Messrs. Hofman and Szlosek) his then-current target bonus opportunity, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

•

continued medical insurance benefits that the applicable named executive officer would otherwise be eligible to receive as an active employee for 12 months (18 months in the case of Dr. Kulkarni) following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in their EVP Employment Agreements, each of Messrs. Szlosek, Hofman, Kulkarni and Ohri, agreed not to disclose our confidential information at any time. Each has also agreed for the period they are employed by us and for the one-year (two years with respect to the solicitation of our employees or customers) period thereafter, not to, compete with us or solicit our employees or customers. Messrs. Szlosek, Hofman, Kulkarni and Ohri have also agreed not to disparage us at any time.

Departure of Dr. Kulkarni

In connection with Dr. Kulkarni’s departure on December 31, 2019, we entered into a general release (the “Release Agreement”). Pursuant to the Release Agreement, in accordance with his EVP Employment Agreement, Dr. Kulkarni will receive (i) cash severance payments in the amount of $700,000, payable in equal installments over 12 months, and (ii) continued health benefits for a period of up to 12 months, in exchange for a general release of all claims, including all obligations under his employment agreement, to the Company.

Avantor 2020 Proxy Statement	47

Potential Payments upon Termination of Change in Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and Change in control Arrangements”) of their employment on the last business day of 2019 and a change in control also occurring on such date.

The amounts shown in the table below do not include:

•

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers; or

•	distributions of previously vested plan balances under the Savings Plan and the SSRP (see the “Nonqualified deferred compensation” section above for information about the SSRP).

			Change of control (3)
Name	Involuntary termination without cause ($)(1)	Termination due to death or disability ($)(2)	Without termination	With involuntary termination without cause or resignation for good reason ($)
Michael Stubblefield
Cash severance	2,170,000	—	—	3,255,000
Annual cash incentive	1,790,250	—	—	5,370,750
Equity awards (continued or accelerated vesting)(5)	—	—	18,150,000	18,150,000
Estimated health & welfare benefits	30,787	—	—	46,182

Total	3,991,037	—	18,150,000	26,821,932

Thomas Szlosek
Cash severance	900,000	—	—	1,200,000
Annual cash incentive	1,350,000	—	—	1,800,000
Equity awards (continued or accelerated vesting)(5)	—	—	3,370,709	3,370,709
Estimated health & welfare benefits	14,494	—	—	14,494

Total	2,264,494	—	3,370,709	6,385,203

Devashish Ohri
Cash severance(4)	362,674	—	—	544,011
Annual cash incentive(4)	272,005	—	—	408,007
Equity awards (continued or accelerated vesting)(5)	—	—	2,852,145	2,852,145
Estimated health & welfare benefits	—	—	—	—

Total	634,679	—	2,852,145	3,804,163

(1)

Upon termination without “cause” (as such term is defined in the Stubblefield Agreement or the Employment Letter Agreements, as applicable), (i) Mr. Stubblefield is generally entitled to (a) two times the sum of his then current base salary payable in equal installments over the 24-month period following termination, (b) one times his target bonus for the year in which the termination occurs payable in equal installments over the 12-month period following termination and (c) continued health benefits for up to 24 months following termination, (ii) Mr. Szlosek is generally entitled to (a) one and a half times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination) in which termination occurs, payable in) equal installments over the 12-month period following termination and (b) continued health benefits for up to 12 months following termination and (iii) Mr. Ohri is generally entitled to one times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination in which termination occurs, payable in equal installments over the 12-month period following termination, and Mr. Ohri is entitled to continued health benefits for up to six months following termination. Mr. Stubblefield is entitled to the same payments and benefits upon a termination by him for “good reason” (as such term is defined in the Stubblefield Agreement).

(2)

Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive compensation and benefits accrued prior to the death. Upon termination by reason of disability, the named executive officer will be entitled to receive compensation and benefits accrued prior to the disability.

(3)

Upon an involuntary termination within two years of a change in control or a resignation for “good reason” (such good reason termination within two years of a change in control) (as each such term is defined in the Stubblefield Agreement or the EVP Employment Agreements, as applicable), (i) Mr. Stubblefield, is generally entitled to (a) three times the sum of his then current base salary plus target bonus for the year in which the termination or resignation occurs payable in equal installments over the 36-month period following termination and (b) continued health benefits for up to 36 months following termination; and (ii) Messrs. Szlosek and Ohri are generally entitled to two times (one and a half times in the case of Mr. Ohri) the sum of (x) the executive’s then current base salary plus (y) his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination, and Messrs. Szlosek and Ohri are entitled to continued health benefits for up to 12 months following termination. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise

48	www.avantorsciences.com

taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position. The amount above reflects no reduction of payments.
(4)

The cash severance and annual cash incentive amounts for Mr. Ohri have been converted from Indian rupees to U.S. dollars based on the exchange rate as of the close of business on December 31, 2019 (0.01404).

(5)

Represents the value of all unvested stock options and restricted stock units issued by the Company that would vest upon a change in control and assumes a change in control price of $18.15, which was the closing price of Avantor’s common stock as reported on the NYSE on December 31, 2019. As the options granted pursuant to the Legacy Avantor Equity Plan were granted with an exercise price of $23.21, which is in excess of the closing price of our common stock on December 31, 2019, we have not attributed any value to the acceleration of these options in the event of a “change in control” (as defined in the applicable award agreement).

Equity Compensation Plan

The following table provides information as of December 31, 2019 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (#)(c)
Equity Compensation Plans Approved by Security Holders(1)(2)	22,677,183	15.04	18,565,095
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	22,677,183	15.04	18,565,095

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 3,260,015 shares issuable pursuant to outstanding equity awards under the Avantor, Inc. 2019 Equity Incentive Plan. The weighted-average exercise price of such options is $14.28. It also includes 11,163,120 shares issuable pursuant to outstanding equity awards under the Vail Holdco Equity Incentive Plan. The weighted-average exercise price of such options is $23.21. It also includes 8,254,048 shares issuable pursuant to outstanding equity awards under the Avantor Funding, Inc. 2016 Equity Incentive Plan. The weighted-average exercise price of such options is $4.30.

(2)

The number of securities remaining available for issuance includes 16,565,095 shares that can be issued pursuant to future awards under the 2019 Equity Incentive Plan as well as 2,000,000 shares that can be issued pursuant to the Avantor, Inc. 2019 Employee Stock Purchase Plan.

Avantor 2020 Proxy Statement	49

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

50	www.avantorsciences.com

Questions and Answers

About the Meeting and Voting

1.	Why is the 2020 Annual Meeting being webcast online and how do I participate?

This year’s Annual Meeting will be a completely “virtual meeting”, conducted via live audio webcast on the Internet due to the emerging public health impact of the novel coronavirus outbreak (COVID-19) and to support the health and well-being of our partners, employees, and stockholders. Stockholders of record as of March 23, 2020, will be able to attend and participate in the Annual Meeting online vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2020. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your proxy card or other voting instructions included with your proxy materials.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/AVTR2020. Stockholders will need their need the 16-digit control number included on their proxy card.

Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

2.	Who is entitled to vote and how many votes do I have?

If you were a holder of record of Avantor common stock, par value $0.01 per share (the “common stock”), at the close of business on March 23, 2020, you are eligible to vote at the Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

A list of stockholders as of the record date entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2020 when you enter your 16-Digit Control Number.

3.	What is the difference between holding shares as a stockholder of record/registered stockholder and as a beneficial owner of shares?

Stockholder of Record or Registered Stockholder. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” or a “registered Stockholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Avantor 2020 Proxy Statement	51

4.	How do I vote if I am a stockholder of record?

By Telephone or Internet. All stockholders of record can vote by touchtone telephone within the United States, U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All stockholders of record can also vote by written proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Online During the Meeting. All stockholders of record may vote during the virtual Annual Meeting by visiting the Annual Meeting website at www.virtualshareholdermeeting.com/AVTR2020 and entering their 16-digit Control Number listed on their proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as soon as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

5.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2020), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting. In order to be able to vote your shares at the meeting, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot.

6.	Who can attend the Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was March 23, 2020, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVTR2020 and using your 16-digit control number to enter the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

7.	Can I revoke my proxy or change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by any of the following:

•  Delivering written notice of revocation to our Secretary at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 by 11:59 p.m. EDT on May 6, 2020;

•  Submitting a later dated proxy by 11:59 p.m. on May 6, 2020; or

•  Attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/AVTR2020.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy. You may also be represented by another person present in attendance online at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

52	www.avantorsciences.com

8.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential, except:

•  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•  in the case of a contested proxy solicitation;

•  if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•  to allow the independent inspector of election to certify the results of the vote.

Broadridge Investor Communication Solutions, the independent proxy tabulator used by Avantor, counts the votes and acts as the judge of election for the meeting.

9.	What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a routine proposal but does not vote on non-routine proposals because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of an independent registered public accounting firm (Item 2) is considered a “routine” proposal. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-routine”—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

10.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the voting power of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the meeting are counted for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

11.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on March 23, 2020, Avantor had 574,885,011 shares of common stock (excluding treasury shares) outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Item 1: Election of three director nominees to serve two-year terms expiring in 2022. A plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

Item 2: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Item 3: Advisory approval of named executive officer compensation. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Avantor 2020 Proxy Statement	53

Item 4: Advisory vote on the frequency of the advisory approval of named executive officer compensation.

The advisory, non-binding vote with respect to the determination as to whether the advisory vote to approve named executive officer compensation shall occur every one, two or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the stockholders, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

12.	Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

13.	When are the 2021 Stockholder proposals, including director nominations, due?

To be eligible for inclusion in the proxy statement, for our 2021 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 4, 2020. The proposal should be mailed by certified mail return receipt requested to our Corporate Secretary’s Office, Avantor, Inc., 100 Matsonford Road, Radnor, PA 19087. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. To make a director nomination or present other business for consideration at our 2021 Annual Meeting of Stockholders that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2021 Annual Meeting, such a proposal must be received on or after January 7, 2021, but not later than February 6, 2021. In the event that the date of the Annual Meeting of Stockholders to be held in 2021 is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2021 and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2021 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

14.	How may I obtain a copy of Avantor’s Annual Report on Form 10-K?

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, please go to our website (www.avantorsciences.com). Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Investor Relations

Avantor, Inc.

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

54	www.avantorsciences.com

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement. Discretionary authority for them to do so is contained in the proxy.

April 8, 2019

Justin Miller

Executive Vice President, General Counsel and Secretary

Avantor 2020 Proxy Statement	55

Appendix A

AVANTOR, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASUREMENTS

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

We have provided reconciliations of the following non-GAAP measures referred to in this proxy statement:

•

Organic sales eliminates the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented.

•

Adjusted EBITDA is used by investors to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain infrequently occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods presented.

•

Adjusted EPS is our diluted earnings per share adjusted to normalize the number of shares outstanding and to exclude amortization and various infrequently occurring items on an after-tax basis. The normalization of shares reflect for all periods (i) the total number of shares of common stock outstanding following our initial public offering, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock) into common stock. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

•

Management EBITDA is our Adjusted EBITDA further adjusted for certain other items that are not used to measure internal operating performance. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business, including at the segment level, consistently across the periods presented and also to evaluate performance under management incentive compensation programs.

•

Net leverage is equal to our gross debt, reduced by our cash and cash equivalents, divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the run-rate effect of synergies). We believe that this measurement is useful to investors as a way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business.

•

Free cash flow and unlevered free cash flow are equal to our cash flow from operating activities, excluding capital expenditures and, in the case of unlevered free cash flow, including our cash interest net of tax. We believe that these measurements are useful to investors as they provide a view on the Company’s ability to generate cash for use in financing or other investment activities.

56	www.avantorsciences.com

Adjusted EBITDA
(in millions)	Year ended December 31,
	2019	2018
Net income (loss)	$37.8	$(86.9)
Amortization	312.3	321.3
Net foreign currency loss from financing activities	1.9	6.5
Other stock-based compensation expense (benefit)	36.8	(0.7)
Loss on extinguishment of debt	73.7	—
Restructuring and severance charges	24.3	81.2
Purchase accounting adjustments	(10.7)	(1.0)
VWR transaction, integration and planning expenses	22.5	36.2
Other	3.2	8.5
Adjustment for U.S. tax reform act	—	(27.3)
Income tax provision applicable to pretax adjustments	(128.2)	(104.9)

Adjusted Net Income	373.6	232.9
Interest expense	440.0	523.8
Depreciation	86.6	83.3
Income tax provision applicable to Adjusted Net Income	131.0	105.3

Adjusted EBITDA	1,031.2	945.3
Ongoing stock-based compensation expense	31.1	19.1
Write-offs of working capital and other assets	29.2	22.1
Long-term incentive plan	4.3	9.6
Other	4.2	9.9

Management EBITDA	$1,100.0	$1,006.0

Earnings per share
(shares in millions)	Year ended December 31,
	2019	2018
Diluted earnings (loss) per share (GAAP)	$(0.84)	$(2.69)
Dilutive impact of convertible instruments	0.19	2.35
Normalization for shares issued in IPO	0.71	0.21

Fully diluted earnings (loss) per share (non-GAAP)	0.06	(0.13)
Amortization	0.49	0.50
Net foreign currency loss from financing activities	—	0.01
Other stock-based compensation expense	0.06	—
Loss on extinguishment of debt	0.11	—
Restructuring and severance charges	0.04	0.13
Purchase accounting adjustments	(0.02)	(0.01)
VWR transaction, integration and planning expenses	0.03	0.06
Other	0.01	—
Adjustment for U.S. tax reform act	—	(0.04)
Income tax benefit applicable to pretax adjustments	(0.20)	(0.16)

Adjusted EPS (non-GAAP)	$0.58	$0.36

Weighted average shares outstanding:
Diluted (GAAP)	401.2	132.7
Incremental shares excluded for GAAP	51.9	130.3
Normalization for shares issued in IPO	189.6	379.7

Share count for Adjusted EPS (non-GAAP)	642.7	642.7

Avantor 2020 Proxy Statement	57

Free cash flow and unlevered free cash flow
(in millions)	Year ended December 31,
	2019	2018

Net cash provided by operating activities	$354.0	$200.5
Capital expenditures	(51.6)	(37.7)

Free cash flow (non-GAAP)	302.4	162.8
Cash interest (net of tax)[1]	304.9	327.3

Unlevered free cash flow (non-GAAP)	$607.3	$490.1

[1]	Cash interest tax-effected using tax rate of 32% for the three months and year ended December 31, 2019 and 2018, respectively

Net leverage
(dollars in millions)	December 31,
	2019	2018
Total debt, gross	$5,249.4	$7,162.9
Less cash and cash equivalents	(186.7)	(184.7)

	$5,062.7	$6,978.2

Trailing twelve months Adjusted EBITDA	$1,031.2	$945.3
Trailing twelve months ongoing stock-based compensation expense	31.1	19.1
Pro forma adjustment for projected synergies	26.8	29.7

	$1,089.1	$994.1

Net leverage (non-GAAP)	4.6	7.0

Net sales
	December 31,		Reconciliation of reported change to organic change
(in millions)	2019	2018	Reported change	Foreign currency impact	Organic
Year ended:
Americas	$3,584.8	$3,460.9	$123.9	$(6.5)	$130.4
Europe	2,102.0	2,095.3	6.7	(113.9)	120.6
AMEA	353.5	308.1	45.4	(2.9)	48.3

Total	$6,040.3	$5,864.3	$176.0	$(123.3)	$299.3

58	www.avantorsciences.com

CORPORATE
HEADQUARTERS

Radnor Corporate Center
100 Matsonford Road
Radnor, PA 19087
Building One, Suite 200
(610) 386-1700

avantorsciences.com

avantor™

AVANTOR, INC.
RANDOR CORPORATE CENTER BUILDING ONE, SUITE 200
100 MATSONFORD ROAD RADNOR, PA 19087
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/AVTR2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D01877-P36177
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
AVANTOR, INC.
For Withhold
For All
To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the following:
All
All
Except
nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
1. Election of Directors ! ! ! Nominees: 01) Juan Andres 02) Andre Moura 03) Jonathan Peacock The Board of Directors recommends you vote FOR proposals 2 and 3.
2.    Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for 2020.
3.    Approve, on an Advisory Basis, Named Executive Officer Compensation.
For Against Abstain
!    ! !
!    ! !
The Board of Directors recommends you vote 1 YEAR on the following proposal:
1 Year 2 Years
3 Years
Abstain
4.    Advisory vote on the frequency of the advisory approval of named executive officer compensation.
NOTE: To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.
!    ! ! !
For address changes and/or comments, please check this box    !
and write them on the back where indicated.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.
D01878-P36177
AVANTOR, INC.
Annual Meeting of Stockholders
May 7, 2020 11:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Justin Miller and Scott Baker, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this proxy card and in their discretion on such other business as may properly come before such meeting, all of the shares of Common Stock of AVANTOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on May 7, 2020, and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at such meeting with all powers possessed by the stockholder(s) if personally present at the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations, and the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side